As filed with the Securities and Exchange Commission on May 6, 1997
                                            Registration No. 333-26560
   __________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               __________________

                                    FORM S-11
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               __________________

                          Pre-Effective Amendment No. 2

           133 HOTEL CONDOMINIUM UNITS TO BE BUILT IN TWO PHASES WITH
               MANDATORY (IF THE UNIT IS TO BE RENTED) RENTAL POOL
                                     AT THE
                            WILDERNESS HOTEL & RESORT

                       Wilderness Development Corporation
         (Exact name of registrant as specified in governing instrument)

                               511 E. Adams Street
                           Wisconsin Dells, WI  53965
                                 (608) 253-9729
                    (Address of principal executive offices)

                                 Thomas J. Lucke
                               511 E. Adams Street
                           Wisconsin Dells, WI  53965
                     (Name and address of agent for service)

                                    Copy to:
                            Timothy C. Sweeney, Esq.
                            Patrick S. Sweeney, Esq.
                             Sweeney & Sweeney, S.C.
                          440 Science Drive, 4th Floor
                               Madison, WI  53711
                                 (608) 238-4444
                             _______________________

                Approximate date of commencement of proposed sale to the public: As soon as practicable after this
                    Registration Statement becomes effective.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. If the filing fee is calculated pursuant to Rule 457(o) under the Securities Act, only the title of the class of securities to be registered, the proposed maximum aggregate offering price for that class of securities and the amount of registration fee need to appear in the Calculation of Registration Fee table. Any difference between the dollar amount of securities registered for such offerings and the dollar amount of securities sold may be carried forward on a future registration statement pursuant to Rule 429 under the Securities Act.

   PHASE I


    Title of
    Each Class                  Proposed
    of                          Average       Proposed
    Securities     Amount Of    Offering      Maximum         Amount of
    Being          Units Being  Price         Aggregate       Registration
    Registered     Registered   Per Unit*     Offering Price  Fee

    Hotel          61           138,999.00    8,478,900.00    $2,543.70
    Condominium
    Units


                                    PHASE II

    Title of
    Each Class                  Proposed       Proposed
    of                          Average        Maximum
    Securities     Amount Of    Offering       Aggregate      Amount of
    Being          Units Being  Price          Offering       Registration
    Registered     Registered   Per Unit*      Price          Fee

    Hotel          72           145,956.00     10,508,800.00  $3,152.61
    Condominium
    Units


                              TOTAL COMBINED PHASES


    Title of Each                Proposed      Proposed       Amount of
    Class           Amount Of    Average       Maximum        Registration
    of Securities   Units Being  Offering      Aggregate      Fee
    Being           Registered   Price         Offering
    Registered                   Per Unit*     Price

    Hotel           133          142,764.66    18,987,700.00  $5,696.31
    Condominium
    Units

   * These prices represent an arithmetic average of the maximum Offering price for each type of Unit offered; i.e., Units range in price from $114,900.00 to $207,900.00 (see breakdown of Unit prices pages 20 and 21).
                           __________________________

                       WILDERNESS DEVELOPMENT CORPORATION

        Showing location in Prospectus of information required to be included in Prospectus in response to items of Form S-11.

        Item Number and Caption              Heading in Prospectus

   1.   Forepart of Registration Statement   Cover Page of Prospectus
        and Outside Front Cover Page of
        Prospectus

   2.   Inside Front and Outside Back        Outside Back Cover of Prospectus
        Cover Pages of Prospectus

   3.   Summary Information, Risk Factors    Summary; Risk Factors
        and Ratio of Earnings to Fixed
        Charges

   4.   Determination of Offering Price      Determination of Offering Price

   5.   Dilution                             Not Applicable

   6.   Selling Security Holders             Not Applicable

   7.   Plan of Distribution                 Plan of Distribution

   8.   Use of Proceeds                      Use of Proceeds

   9.   Selected Financial Data              Not Applicable

   10.  Management's Discussion and          Not Applicable
        Analysis of Financial Condition
        and Results of Operations

   11.  General Information as to            The Company
        Registrant

   12.  Policy with Respect to Certain       The Company
        Activities

   13.  Investment Policies of               Not Applicable
        Registrant

   14.  Description of Real Estate           Description of Wilderness
                                             Resort & Hotel

   15.  Operating Data                       Not Applicable

   16.  Tax Treatment of Registrant          Certain Federal Income Tax
        and its Security Holders             Considerations; Certain Wisconsin
                                             Tax Matters

   17.  Market Price of and Dividends        Not Applicable
        on the Registrant's Common Equity
        and Related Stockholder Matters

   18.  Description of Registrant's          The Interests
        Securities

   19.  Legal Proceedings                    Legal Matters

   20.  Security Ownership of Certain        Management
        Beneficial Owners and Management

   21.  Directors and Executive Officers     Management

   22.  Executive Compensation               Not Applicable

   23.  Certain Relationships and            Interests of Management and
        Related Transactions                 Affiliates

   24.  Selection, Management and            Interests of Management and
        Custody of Registrant's              Affiliates
        Investments

   25.  Policies with Respect to             Interests of Management and
        Certain Transactions                 Affiliates

   26.  Limitations of Liability             The Interests

   27.  Financial Statements and             Financial Statements and Related
        Information                          Information

   28.  Interest of Named Experts and        Experts
        Counsel

   29.  Disclosure of Commission Position    Liability and Indemnification of
        on Indemnification for Securities    Officers and Directors
        Act Liabilities

        Prospectus     Preliminary Prospectus dated:
        (herein referred    May 6, 1997
        to as "Prospectus"
        and/or "Offering")

                            Wilderness Hotel & Resort
                           133 Hotel-Condominium Units
      Constructed and Coupled With Mandatory (If the Unit is to be Rented)
                       Rental Pooling and Agency Agreement
                                   Offered By
                       Wilderness Development Corporation

        Wilderness Development Corporation, a Wisconsin corporation (the "Company") offers for sale 133 fully furnished resort hotel-condominium units (the "Units") to be built in two phases (the "Phases"), in a portion of Wilderness Hotel & Resort (the "Wilderness Hotel & Resort") located in Lake Delton, Sauk County, Wisconsin (see "DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT," page 33). The Units consist of condominium hotel suites of various sizes and dimension (as further described herein) each with (a) the cubical constituting the Unit as defined in the Declaration and its furnishings; (b) an undivided interest in the common areas and common elements as described in the Declaration; (c) an access and use right, to the recreational facilities and other amenities associated with the Wilderness Hotel & Resort pursuant to established rules and fees if applicable; and (d) participation in the rental pool created for that type of Unit ("Rental Pool(s)").

        There are existing hotel units, amenities and recreation facilities that are not included in the common elements of the Hotel-Condominium-- (see "DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT," page 33). Each Unit will be sold subject to a mandatory (if the Unit is to be rented) Rental Pooling and Agency Agreement (the "RPA Agreement," a copy of which is attached to this Prospectus as Appendix A) under which the Company will act as agent for each prospective purchaser (the "Prospective Purchaser") in operating all of the Units offered for rent as hotel rental accommodations, (see DESCRIPTION OF THE RENTAL POOL," page 26). Each Unit Owner may choose not to rent their Unit, in which case, the Unit Owner's are not required to execute the RPA Agreement and correspondingly will not be permitted to rent the Unit at any time to any party. In that event the use of the Units shall be limited to personal use by the Owner of a Unit (the "Owner" and/or "Unit Owner").

        Investment in a Unit to be operated under the RPA Agreement involves a degree of risk and the success of the Rental Pools and/or the Wilderness Hotel & Resort depends on many factors beyond the Company's control. Accordingly, no assurance can be given that the Rental Pool and/or the Wilderness Hotel & Resort will be operated at a profit (see "RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED," page 7). There is no present resale market for condominium units subject to a hotel use restriction and the required Rental Pool participation (see "ORGANIZATION OF HOTEL-CONDOMINIUM
   - Declaration Articles and Bylaws," page 39), and it is not expected that a public market will develop for such a security. The Wilderness Hotel & Resort is the first hotel to be managed by the Company. The Units are being offered as business investments and the purpose of the RPA Agreement is to allow the Units to be operated as a business enterprise, however, the income tax treatment of such investments is uncertain at this time (see "INCOME TAX INFORMATION," page 44).

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE AGENCY NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The Company has the right to reject any offer to purchase, and to withdraw or cancel further sales, without notice. The Company gives no assurance that any or all of the Units will be sold. This Offering will commence the effective date of this Prospectus and will continue until all Units are sold or until the Company otherwise voluntarily terminates this Offering.

        The Company may, in its sole and absolute discretion, cancel this Offering at any time after the effective date of this Prospectus, and terminate all executory contracts for the sale of Units entered into by the Company and Prospective Purchasers. In the event of such cancellation, the Company will promptly return to each Prospective Purchaser his/her earnest money deposit together with interest thereon. (See "THE OFFERING - Terms of Purchase," page 23).

                           POTENTIAL SALES COMMISSIONS

                 Average Price        Average Sales      Average Proceeds
                to Public (1)(2)      Commission (3)       to Company (4)

    Per Unit       142,764.66             8,565.88          134,198.79

    Total       18,987,699.00         1,139,262.00       17,848,439.00


        SALES COMMISSIONS WILL ONLY BE PAID IN THE EVENT A SALE IS PROCURED BY A LICENSED, QUALIFIED AND/OR EXEMPT INDIVIDUAL OR ENTITY. IN THE EVENT THE COMPANY AND/OR ITS EMPLOYEES, OFFICERS AND/OR DIRECTORS PROCURE A SALE, NO COMPENSATION SHALL BE PAID TO THE INDIVIDUAL OR THE COMPANY.

   (1) Represents an arithmetic average of the various initial Offering prices of the 133 Units offered in two separate Phases pursuant to the terms of this Offering and assumes the later Phases of the project will be completed (see "THE OFFERING - Purchase Prices," page 20).

   (2) The price of the furnishings in a Unit is included in the price of the Unit.

   (3) Assumes payment of a commission of up to 6% of the aggregate Offering price of the Units--(see "THE OFFERING - Purchase Prices," page 20).

   (4) Before deducting expenses of the public Offering estimated at $250,000.00 (or an average of $1,880.00 per Unit if all Units are sold) all of which will be paid by the Company out of contributed Company capital and the proceeds of this Offering.

   In addition to the purchase price of a Unit, each Prospective Purchaser will be required to pay certain closing costs (see "THE OFFERING - Purchase Prices," page 20) (see "DESCRIPTION OF THE RENTAL POOL - The Company's Compensation," page 31, and "THE OFFERING - Purchase Prices," page 20). The Units will be sold at prices according to a published price schedule to be delivered with this Prospectus. These prices may be subject to change from time to time (see "THE OFFERING - Purchase Prices," page 20).

   THIS PROSPECTUS CONTAINS ALL THE MATERIAL FACTS CONCERNING THE SECURITIES BEING OFFERED HEREUNDER. ANY REPRESENTATION MADE WHICH IS NOT CONTAINED IN OR IS BEYOND THE STATEMENTS MADE IN THIS PROSPECTUS IS MADE WITHOUT AUTHORITY FROM REGISTRANT AND MUST NOT BE RELIED UPON.

   THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITY LAWS OF SUCH STATE.

   NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE REGISTRANT OR THE CIRCUMSTANCES OF THE PROPOSED RENTAL POOL SINCE THE DATE OF THIS PROSPECTUS.

   PROSPECTIVE PURCHASERS ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS OR ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE REGISTRANT, OR ANY OF REGISTRANT'S AGENTS, AS INVESTMENT, LEGAL OR TAX ADVICE. EACH PROSPECTIVE PURCHASER SHOULD CONSULT HIS/HER OWN COUNSEL, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AS TO LEGAL, TAX AND OTHER RELATED MATTERS CONCERNING HIS/HER OR ITS INVESTMENT.

   THERE CAN BE NO ASSURANCE THAT THE TAX INCIDENTS OF OWNERSHIP AND OPERATION OF THE SECURITIES BEING OFFERED HEREUNDER AS DESCRIBED IN THIS PROSPECTUS WILL NOT, AT SOME LATER DATE, BE CONTESTED BY THE INTERNAL REVENUE SERVICE, IN WHICH CASE THE TAX BENEFITS ASSOCIATED WITH THIS OFFERING MAY NOT BE AVAILABLE.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

   THE UNITS, AS DESCRIBED HEREIN, WILL BE OFFERED IN TWO SEPARATE PHASES. THE UNITS IN PHASES I AND II WILL BE AVAILABLE AT A FUTURE DATE AND ARE NOT, AT THE TIME OF THIS OFFERING, CONSTRUCTED. THE REGISTRANT MAY, HOWEVER, ELECT TO TERMINATE THIS OFFERING AT ANY TIME DURING OR PRIOR TO THE COMPLETION OF THE PHASES DESCRIBED HEREIN.

   Offered by:

   Wilderness Development Corporation,
   511 E. Adams Street
   Wisconsin Dells, Wisconsin 53965
   (608) 253-9729

        This Prospectus does not contain all of the information appearing in the Registration Statement on file with the Securities and Exchange Commission. The information omitted may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fee prescribed by the rules and regulations of the Commission, or may be examined there without charge.

        The date of this Prospectus is May 6, 1997.

                                   PROSPECTUS
                                TABLE OF CONTENTS
                                                                         Page

        PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . .  1
             The Offering  . . . . . . . . . . . . . . . . . . . . . . . .  1
             Definitions . . . . . . . . . . . . . . . . . . . . . . . . .  3

        INTRODUCTORY STATEMENT . . . . . . . . . . . . . . . . . . . . . .  4
             The Company . . . . . . . . . . . . . . . . . . . . . . . . .  4
             The Offering of Hotel-Condominium Units . . . . . . . . . . .  5
             The Rental Pooling and Agency Agreement . . . . . . . . . . .  5
             Types of Units  . . . . . . . . . . . . . . . . . . . . . . .  5
             Management of the Wilderness Hotel & Resort and the Units . .  6
             Distributions . . . . . . . . . . . . . . . . . . . . . . . .  6
             Tax Considerations  . . . . . . . . . . . . . . . . . . . . .  6
             Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . .  6
             Plan of Offering  . . . . . . . . . . . . . . . . . . . . . .  7

        RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED  . . . . . . . . .  7
             Risk Factors Relating to the Rental Pool  . . . . . . . . . .  7
             Risk Factors Relating to the Ownership of
               a Condominium Unit  . . . . . . . . . . . . . . . . . . . . 11
             Conflicts of Interest . . . . . . . . . . . . . . . . . . . . 13
             Assumptions . . . . . . . . . . . . . . . . . . . . . . . . . 14

        USE OF PROCEEDS  . . . . . . . . . . . . . . . . . . . . . . . . . 15

        COMPENSATION AND FEES  . . . . . . . . . . . . . . . . . . . . . . 19

        THE OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
             Phases  . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
             Purchase Prices . . . . . . . . . . . . . . . . . . . . . . . 20
             Terms of Purchase . . . . . . . . . . . . . . . . . . . . . . 23
             Cancellation  . . . . . . . . . . . . . . . . . . . . . . . . 25
             Financing of Purchase . . . . . . . . . . . . . . . . . . . . 25
             Sales . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

        DESCRIPTION OF THE RENTAL POOL . . . . . . . . . . . . . . . . . . 26
             Term  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
             Management and Control  . . . . . . . . . . . . . . . . . . . 27
             Owner's Personal Use of the Units . . . . . . . . . . . . . . 28
             Rental Rates  . . . . . . . . . . . . . . . . . . . . . . . . 30
             The Company's Compensation  . . . . . . . . . . . . . . . . . 31
             Revenues and Expenses of the Rental Pool  . . . . . . . . . . 31
             Room Operating Expenses . . . . . . . . . . . . . . . . . . . 31
             Sharing of Revenues and Expenses  . . . . . . . . . . . . . . 32
             Annual Expenses of Owners . . . . . . . . . . . . . . . . . . 33

        DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT . . . . . . . . . . . 33
             Description of the Lake Delton/Wisconsin Dells Area . . . . . 33
             Description of Wilderness Hotel & Resort  . . . . . . . . . . 34
             Hotel facilities  . . . . . . . . . . . . . . . . . . . . . . 34
             Description of Units  . . . . . . . . . . . . . . . . . . . . 35
             Drawings  . . . . . . . . . . . . . . . . . . . . . . . . . . 36
             Furnishings . . . . . . . . . . . . . . . . . . . . . . . . . 37

        ORGANIZATION OF HOTEL-CONDOMINIUM  . . . . . . . . . . . . . . . . 39
             Declaration, Articles and By-Laws . . . . . . . . . . . . . . 39
             Rules and Regulations . . . . . . . . . . . . . . . . . . . . 41
             Association Management Agreement  . . . . . . . . . . . . . . 41

        THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
             The Company and Its Affiliates  . . . . . . . . . . . . . . . 42
             Directors and Officers  . . . . . . . . . . . . . . . . . . . 42
             Management Remuneration and Certain Transactions  . . . . . . 43
             Security Ownership of Certain Beneficial Owners and
             Management. . . . . . . . . . . . . . . . . . . . . . . . . . 43

        INCOME TAX INFORMATION . . . . . . . . . . . . . . . . . . . . . . 44
             Overview of Income Tax Treatment  . . . . . . . . . . . . . . 44
             Tax Treatment of Owner's Acquisition Costs  . . . . . . . . . 45
             Tax Treatment of Expenses of Unit Ownership . . . . . . . . . 46
             Tax Treatment of the Condominium Association  . . . . . . . . 50
             Sale of a Unit  . . . . . . . . . . . . . . . . . . . . . . . 51

        REPORTS TO OWNERS  . . . . . . . . . . . . . . . . . . . . . . . . 52

        PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . 53

        SUMMARY OF PROMOTIONAL AND SALES MATERIAL  . . . . . . . . . . . . 53

        LEGAL PROCEEDINGS  . . . . . . . . . . . . . . . . . . . . . . . . 53

        EXPERTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
             Accountants . . . . . . . . . . . . . . . . . . . . . . . . . 54
             Legal Counsel . . . . . . . . . . . . . . . . . . . . . . . . 54

        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . . . 55

        EXHIBITS

        Exhibit 3-A Articles of Incorporation of Wilderness Development Corporation*

        Exhibit 3-B    Bylaws of Wilderness Development Corporation*

        Exhibit 3-C Organizational Consent of Directors and August 1, 1996 Consent of Directors*

        Exhibit 4-A Copy of Wilderness Hotel Condominium Construction and Sales Agreement*

        Exhibit 4-B    Rental Pooling and Agency Agreement*

        Exhibit 4-C    Preliminary Price List*

        Exhibit 8 Sweeney & Sweeney, S.C. Opinion and Consent as to United States Income Tax Matters*

        Exhibit 10-A Condominium Declaration for Wilderness Hotel Condominium Association, Inc.*

        Exhibit 10-B Draft Articles of Incorporation of Wilderness Hotel Condominium Association, Inc.*

        Exhibit 10-C Draft Bylaws of Wilderness Hotel Condominium Association, Inc.*

        Exhibit 10-D Draft Management and Use Agreement for Wilderness Resort between the Association and Wilderness Hotel & Resort, Inc.*

        Exhibit 10-E Use and Access Agreement between Owners, Registrant, Wilderness Resort & Hotel, Inc., Wild Golf, Inc. and Tom and Terri Lucke*

        Exhibit 17     Unit Descriptions*

        Exhibit 18     Economic Models and Information*

   ____________________
        * - Previously filed with Amendment No.1

                               PROSPECTUS SUMMARY

   The Offering

        The following is a summary of certain of the information contained in the body of this Prospectus and exhibits hereto. More detailed information may be found in the remainder of this Prospectus. Prospective Purchasers are urged to read and evaluate this Prospectus and the exhibits attached hereto in their entirety.

   COMPANY        Wilderness Development Corporation (see page 4).

   UNITS OFFERED  133 Units, which will be offered two separate phases, will constitute the Wilderness Hotel Condominium Hotel Project (as defined herein). Non-Condominium hotel units presently exist at the Wilderness Hotel & Resort. In addition, recreational amenities presently exist adjacent to the Units and other amenities will be built. The Units consist of the following: (a) the cubical constituting the Unit as defined in the Declaration and its furnishings; (b) an undivided interest in the common areas and common elements as described in the Declaration; (c) an access and use right, to the recreational facilities and other amenities associated with the Wilderness Hotel & Resort pursuant to established rules and fees if applicable; and (d) participation in the rental pool created for that type of Unit. There are twelve (12) different types of Units to be offered in both Phases. These different types of Units are described in full detail in the Prospectus (see page 35).

   LOCATION       Lake Delton, Wisconsin (see page 33).

   INITIAL PRICE  One bedroom suites, two bedroom suites and three bedroom
   OF UNIT* suites; ranging in price from $114,900.00 to $207,900.00 (see page 20).

   DOWN           10% of Unit purchase price ($11,490.00-$20,790.00) to be
   PAYMENT*       held in escrow pending completion of the roof on the
                  Condominium Hotel Project, at which time these funds will be used toward payment of construction costs (see page 12).

   CASH REQUIRED  From approximately $103,410.00 to $187,110.00, including
   AT CLOSING*    the downpayment (see pages 22 and 23).

   RENTAL POOL    Mandatory (if the Units are to be rented) pooling of rental income from all Units sold under this Offering which are to be rented to transient hotel guests. There are seven separate Rental Pools within the Hotel Condominium Project
                  (see page 26).

   FEES TO THE    Certain fees shall be paid to the Company and/or its
   COMPANY AND    affiliates (see page 19).
   AFFILIATES

   PERSONAL USE   In addition to all other rights and obligations available
                  to a Unit Owner, he/she and/or his/her assigns may use the Unit for a total of ten (10) nights during any one (1) calendar year within an Owner's own Rental Pool ("Personal
                  Use Nights"). Such Personal Use Nights shall not be allowed from June 10th through Labor Day. Further, all
                  Personal Use Nights shall be subject to availability within Owner's own Rental Pool. An Owner's Personal Use Nights shall be free of any rental charge whatsoever, except: for any telephone charges; charges to the room during the Owner's stay at the Wilderness Hotel & Resort; recreation fees or charges at the Wilderness Hotel & Resort; any extraordinary wear and tear and/or damage to any Unit and/or the furnishings contained therein; and any other charge or fee not incidental to actual rental charge normally due from the occupant of a hotel room within the hotel industry. In the event an Owner owns a Unit for less than a full calendar year, the number of Personal Use
                  Nights shall be prorated on the basis of ten (10) Personal
                  Use Nights per 365 days. Any use shall be subject to the terms of this Agreement and all rules and regulations of the Hotel Condominium Project and the Wilderness Hotel &
                  Resort. Notwithstanding anything contained herein to the contrary, Personal Use Nights must be used during a calendar year or the right to use the Personal Use Night shall expire on December 31 of that certain calendar year.
                  As a result, no Personal Use Nights can be accumulated from year to year. (See description of Rental Pool - page 26 and Exhibit "4-B.")

   _____________________
   * Unit prices are subject to change and any such change could affect the matters asterisked. When any such change occurs sticker amendments will be made to this Prospectus.


   Definitions

        The following defined terms are used throughout this Prospectus.

        "Access and Use Fee". The monthly fee paid by the Owner to Wilderness Hotel & Resort, Inc. for use and access to the recreational amenities located at the Wilderness Hotel & Resort. All rights of access and use are subject to the Access and Use Agreement (a copy of the Access and Use Agreement is attached herein as Exhibit 4-D)

        "Association".  The Wilderness Hotel Condominium Association, Inc.

        "Condominium Hotel Project". The Wilderness Hotel Condominium construction project contemplated for the completion of the Units in Phases I and II.

        "Condominium Monthly Assessment". A monthly charge due to the Association from the members of the Association for the upkeep, maintenance, repair and replacement of the Association's Property.

        "Declaration". The condominium declaration for the Condominium Hotel Project.

        "Gross Room Revenues". All revenues and income actually received by the Company, as agent for the Owners, from or in connection with the rental of all of the Units being operated by the Company under the RPA Agreement, not including any nominal sums received by the Company as a reimbursement of costs involving discounted room prices and/or any Personal use Nights by the Unit Owners.

        "Management Fees". The compensation to be paid by each Owner to the Company for its management and operation of the Units pursuant to the RPA Agreement. The amount of the Management Fee is 35% of each Owner's share of Gross Room Revenues.

        "Net Rental Income". An Owner's share of Gross Room Revenues less his/her share of Room Operating Expenses and Management Fees.

        "Personal Use Night(s)". Any or all night(s) which any Unit is used for personal use by a Unit Owner without compensation to the Rental Pool. It is expressly acknowledged by any Prospective Purchaser that a Personal Use Night(s) shall be limited to ten (10) nights and be subject to availability within a Unit Owner's Rental Pool and terms of this Offering, the RPA Agreement and all rules and regulations (see page 28).

        "Rental Pool(s)". The arrangement established by the RPA Agreement, pursuant to which each initial Owner (and those Transferees entering into an RPA Agreement with the Company who desire to rent their Unit) will share the rental income and expenses related to the Company's operation, as agent for such Owners. There are seven (7) separate Rental Pools, as more particularly described in the RPA Agreement.

        "Room Operating Expenses" and/or "Operating Expenses". All expenses that will be incurred by an Owner in connection with owning and renting a Unit (except property taxes and interest on any debt incurred to purchase or carry a Unit.) (See: Additional-Deductions/Expenses Applicable to the Activity, page 46.) All costs, charges and expenses attributable to the operation, maintenance and repair of the Units and common areas as hotel rental accommodations under the RPA Agreement, including without limitation the Management Fee; costs of laundry service; guest supplies and utilities repair and maintenance expenses; credit card commissions; insurance; bad debt losses; and fees for legal, accounting and other professional services.

        "RPA Agreement". The form of Rental Pooling and Agency Agreement under which the Rental Pools are established and pursuant to which the Company is appointed agent for the Owners with respect to the Rental Pools. A copy of the RPA Agreement is set forth as Exhibit 4-B attached to this Prospectus.

        "Transferee". The owner of a Unit by virtue of a valid transfer from a previous Unit Owner.

        "Unit" or "Units". One or all of the 133 hotel-condominium units, as the case may be, offered pursuant to this Offering, located at 511 E. Adams Street, Wisconsin Dells, Wisconsin. The Units consist of the following: (a) the cubical constituting the Unit as defined in the Declaration and its furnishings; (b) an undivided interest in the common areas and common elements as described in the Declaration; (c) an access and use right, to the recreational facilities and other amenities associated with the Wilderness Hotel & Resort pursuant to established rules and fees if applicable; and (d) participation in the Rental Pool created for that type of Unit.

        "Wilderness Hotel & Resort". The resort complex consisting of the portion of the Wilderness Hotel & Resort not condominimized, the condominium common elements, the Units and the recreational facilities and golf facilities.


                             INTRODUCTORY STATEMENT

   The Company

        Wilderness Development Corporation (the "Company") was organized under the laws of Wisconsin on July 26, 1996 (see "THE COMPANY - The Company and Its Affiliates," page 42). The Company's principal executive offices are located at 511 E. Adams Street, Wisconsin Dells, Sauk County, Wisconsin. The mailing address for the executive offices is 511 E. Adams Street, Wisconsin Dells, Wisconsin 53965 and the telephone number is
   (608) 253-9729.

        The Company is "affiliated" (within the meaning of the Securities Act of 1933) with the following companies: 1) Wilderness Hotel & Resort, Inc. which presently owns a portion of the Wilderness Hotel & Resort and operates the hotel functions at the Wilderness Hotel & Resort; 2) Wild Golf, Inc., which presently owns a portion of the Wilderness Hotel & Resort and operates the golf functions at the Wilderness Hotel & Resort; and 3) WILBAR, Inc., which presently owns and operates the food and bar functions at the Wilderness Hotel & Resort (see "THE COMPANY - The Company and Its Affiliates," page 42). The Prospective Purchasers of the Units offered hereby will have no interest in the Company, or any of the affiliates.

   The Offering of Hotel-Condominium Units

        The Company is offering to Prospective Purchasers 133 fully furnished Units in two separate Phases, in the Wilderness Hotel. There are 61 Units to be constructed at the Wilderness Hotel & Resort ("Phase I") (see "PHASES--PHASE I," page 20) and 72 Units to be constructed at the Wilderness Hotel & Resort ("Phase II") (see "PHASES--PHASE II," page 20) to be constructed on a 170 acre site located in the core of the all season recreational resort complex known as Wilderness Hotel & Resort in Lake Delton, Sauk County, Wisconsin (see "DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT," page 33). Construction of Phase I of the Hotel Condominium Project will commence in September 1997 and is scheduled for completion in June 1998. Construction of Phase II shall begin in September 1998 and would be scheduled for completion in June 1999.

        The Units, together with the RPA Agreement, are being offered on a best efforts basis by the Company. Delivery of the Units will be made no later than two years after execution by a Prospective Purchaser of a binding Construction and Sales Agreement (as such two year period is defined in the federal Interstate Land Sale Full Disclosure Act and the rules, regulations and guidelines promulgated thereunder).

   The Rental Pooling and Agency Agreement

        Prospective Purchasers of the Units offered under this Prospectus desiring to rent their Unit will be required to enter into an RPA Agreement with the Company (see "DESCRIPTION OF THE RENTAL POOL," page
   26). Under the RPA Agreement the Company will act as agent for the owners of the Units (the "Owners") in the promotion and rental of their Units as hotel accommodations. In both Phases there will be seven (7) separate Rental Pools, one for each general classification of Units (see "DESCRIPTION OF THE RENTAL POOL," page 26). All rental income from each Unit in that certain Rental Pool will be pooled and distributed among the Owners of that certain Rental Pool pursuant to the provisions of the RPA Agreement. To facilitate the economic objectives of the Rental Pool(s), Owners will be limited to ten (10) Personal Use Nights per complete calendar year, subject to the terms contained herein and the RPA Agreement.

   Types of Units

        There are twelve (12) different types of Units being offered in Phases I and II. Each of the twelve (12) Units are described in detail in
   Exhibit 17, attached hereto.  The various types of Units are as follows:

                           PHASES I AND II (Combined)

    Description of Unit                               Initial Prices

    Type A-1 Unit (see Exhibit "17")                  $114,900.00

    Type A-Unit (see Exhibit "17")                    $120,900.00

    Type B-1 Unit (see Exhibit "17")                  $128,900.00

    Type B Unit (see Exhibit "17")                    $131,900.00

    Type C-1 Unit (see Exhibit "17")                  $130,900.00

    Type C Unit (see Exhibit "17")                    $136,900.00

    Type D-1 Unit (see Exhibit "17")                  $145,900.00

    Type D Unit (see Exhibit "17")                    $148,900.00

    Type E Unit (see Exhibit "17")                    $192,900.00

    Type F Unit (see Exhibit "17")                    $207,900.00

    Type G Unit (see Exhibit "17")                    $182,900.00

    Type H Unit (see Exhibit "17")                    $177,900.00


   Management of the Wilderness Hotel & Resort and the Units

        The Company and/or its affiliates shall manage the Rental Pools and the Association pursuant to the RPA Agreement and the Management and Use Agreement in Exhibits 4-B and 10-D, respectively. As described above, the Company is affiliated (within the meanings of the Securities Act of 1933) with Wilderness Hotel & Resort, Inc., Wild Golf, Inc. and WILBAR, Inc. These three entities all manage different functions at the Wilderness Hotel & Resort.

   Distributions

        As the Prospective Purchasers do not own any shares of the Company, the Company will not make annual or other distributions of the Company's income to Owner, nor does owning a Unit give rise to a distribution right from the Company of any of the Company's income. Owners may derive revenue from renting the Units through the Rental Pool. There can be no assurances that an Owner will realize any rental revenue from the Units and the Rental Pool.

   Tax Considerations

        Tax consequences will vary upon an Owner's use of the Unit and deductions for costs of interest, annual dues, special assessments, if any, may be limited. Upon the closing of the sale and purchase of a Unit there will be Wisconsin Real Estate Transfer Tax due (see INCOME TAX INFORMATION, page 44).

   Use of Proceeds

        The net proceeds of this Offering will be used to pay Offering costs; the costs of construction of the Units; construction of recreational facilities; any amounts owed to any lender or Affiliate thereunder; and any commission due any licensed qualified and/or exempt persons and/or entities with all remaining proceeds payable to the Company and/or its affiliates (see USE OF PROCEEDS, page 15).


   Plan of Offering

        As of the date of this Prospectus, it is anticipated that sales will be offered in Wisconsin, Indiana, Iowa, Minnesota, Illinois and Michigan.

                 RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED

        Ownership of a Unit and its management under the RPA Agreement involves certain risks. In analyzing this Offering, Prospective Purchasers should carefully consider the following risk factors:

   Risk Factors Relating to the Rental Pool

        1. Rental Pool. Each initial Owner, desiring to rent their Unit, is required to enter into an RPA Agreement, which will essentially obligate the Owner to keep his/her Unit available for rental as a hotel accommodation and will subject the Owner to the risk of losses inherent in hotel operations. The effectiveness of the management of an Owner's Unit under the RPA Agreement will be one factor contributing to an Owner's Net Rental Income. There is no certainty that Net Rental Income will cover all or any specific portion of the costs of owning and operating a Unit. Because there are many other hotels in Lake Delton and the Wisconsin Dells area, and many of those hotels are operated on a nonrental pool basis (unlike the rental pool operation to be established for the Units), it is difficult to predict whether or when occupancy and rental rates sufficient to generate positive Net Rental Income sufficient to cover an Owner's costs of owning and operating his/her Unit will be attained. Further, Prospective Purchasers should expect that Net Rental Income during the first two or three years of ownership will probably fall short of covering such costs and notwithstanding the passage of time, this status may continue indefinitely. If an Owner finances his/her Unit, he/she may still experience a negative cash flow even when higher rental and occupancy rates are attained. Variables contributing to the success or lack thereof of the Wisconsin Dells tourism economy, will be a contributing risk factor. It should also be recognized that the hotel occupancy rate could be adversely affected by decisions of the Company, or other affiliated entities, with respect to management of the golf course or other Wilderness Hotel & Resort amenities.

        2. Liability for Losses and Additional Assessments. The RPA Agreement imposes on each Owner the obligation to pay his/her pro rata share of the Room Operating Expenses. Therefore, under the RPA Agreement each Owner will be obligated to contribute additional funds to the Rental Pool if his/her share of Room Operating Expenses exceeds his/her share of Gross Room Revenues. If an Owner fails to make full payment of such additional assessments when due, the Company may pursue and enforce all rights and remedies it may have under the RPA Agreement, including creation of and foreclose upon a lien in favor of the Company on the Owner's Unit.

        Because some Room Operating Expenses will not vary significantly with the number of Units participating in the Rental Pool, each Owner's liability for the Rental Pool losses may be increased during the first few years of operation if the Company does not place all unsold Units in the Rental Pool. This increased liability could also occur at any later time if all the Units are not participating in the Rental Pool and the owners of non participating Units cannot be assessed their pro rata share of certain Room Operating Expenses (see "DESCRIPTION OF RENTAL POOL - Term," page 27).

        3. Competition. The business of owning and operating a hotel is highly competitive. Currently, the Wisconsin Dells area has many other competitive hotel facilities (see "DESCRIPTION OF THE HOTEL CONDOMINIUM PROJECT - Description of Wilderness Hotel & Resort - Hotel Facilities," page 34). In addition, the construction of new hotels in the Wisconsin Dells area could further adversely affect the business of the Units and the Wilderness Hotel & Resort.

        4. Seasonal Nature of Business. Though Wilderness Hotel & Resort is being developed as an all season resort complex, it currently is recognized primarily for its summer season, with emphasis on the golf amenities. Hotel income at the Units and the Wilderness Hotel & Resort could therefore be seasonal, with the summer season as the prime rental period. Accordingly, a Prospective Purchaser should be prepared for an uneven flow of income. Further, both summer and winter rental income could be adversely affected by weather conditions. To obtain additional hotel income for the winter season, the Company will seek group, meeting and convention business. However, there can be no assurance of the success of any such sales promotions.

        5. Use of Units. If an Owner desires to rent his/her Unit he/she must rent the Unit through the Rental pool and be bound by the RPA Agreement. The RPA Agreement contains express prohibitions against an Owner renting his/her Unit outside of the Rental Pool The RPA Agreement will limit Owner's rent-free occupancy of his/her Unit. "Personal Use Night(s)" are defined as any or all night(s) which any Unit is used for personal use by a Unit Owner without compensation to the Rental Pool. It is expressly acknowledged by any Prospective Purchaser that a Personal Use Night(s) shall be limited to ten (10) nights and be subject to availability within a Unit Owner's Rental Pool and terms of this Offering and all rules and regulations (see page 28). In addition, after the ten
   (10) Personal Use Nights have been used, or during the time period from June 10th through Labor Day, if there is an available Unit within the Owner's specific Rental Pool, then the Owner may, on a "first come first serve basis," rent that Unit for 25% of the lowest available rate for that Unit, taking into consideration the time of year and other discount rates being offered, for group or repeat business and the like. Any fee collected by the Company and/or its affiliates at 25% of the lowest available rate shall not be part of the Rental Pool's Gross Room Revenues. In the event each and every Unit in the Owner's specified Rental Pool is occupied, the Owner may occupy any available Unit at the Wilderness Hotel & Resort, at the lowest available rental rate for that Unit, taking into consideration the time of year and other discount rates then being offered, for group or repeat business, and the like. (See "DESCRIPTION OF THE RENTAL POOL - Owner's Personal Use of the Units," page 28). Owner's rent charges may be deducted from Owner's Net Rental Income distribution.

        7. Use of Units by Third Parties. A Prospective Purchaser should be aware that the use of the Units and related common elements by third party transient renters (i.e., hotel guests), on a nightly basis, will increase the maintenance and other expenses above what they would be if the Unit were used only by Owners and their invited guests.

        8. Rental Management Fees. Pursuant to the RPA Agreement, the Company will receive a Management Fee of 35% of Gross Room Revenues. (see "DESCRIPTION OF THE RENTAL POOL - The Company's Compensation," page 31).
   A Prospective Purchaser should realize that the amount of the Management Fee may be substantial and will fluctuate because they are a function of Gross Room Revenues.

        9. Lack of Experience. While certain shareholders, officers and employees of the Company have experience in hotel and the hotel-condominium industry, including rental, management, promotion and operation, the Company, because it has been recently formed and therefore is a new entity, has limited experience in the promotion and operation of a hotel-condominium, and this lack of experience could adversely affect the success of the Hotel.

        10. Termination of RPA Agreement. (i) At any time after 20 years following the date the first completed Unit is placed under the Company's rental management pursuant to the RPA Agreement as entered into by one of the Owners (the "First Management Date"), the Owners may, as a group, terminate the RPA Agreement as entered into by each of them if at a meeting called for the purpose of such termination, the motion is passed by a two-thirds vote of all of the Owners. Such termination shall be effective at the end of the third full calendar month following such meeting. A meeting for the purposes of terminating the RPA Agreement by all Owners may be called by the Advisory Board or by Owners owning more than one third of the Units in the Hotel Condominium Project.

             (ii) At any time after 3 years following the first management date, the Company may, upon 90 days prior written notice to Owner, withdraw as agent under the RPA Agreement and thereby terminate the RPA Agreement. Such withdrawal and termination may be given to Owner individually or to all of the Owners, and shall be effective at the expiration of the 90 day notice period.

             (iii) The RPA Agreement shall automatically terminate, as to a specific Owner only, upon the bankruptcy, insolvency or dissolution of an Owner, or upon the death of Owner provided, however, that (A) if Owner is two or more people owning a Unit as Joint tenants or tenants by the entirety, then the RPA Agreement shall terminate upon the death or bankruptcy of the last surviving tenant; and (B) if Owner is two or more people or entities owning a Unit as tenants in common, then the RPA Agreement shall terminate upon the death, bankruptcy, insolvency or dissolution of the persons or entities owning more than a 50% interest in the Unit on a cumulative basis.

             (iv) The RPA Agreement shall automatically terminate, as to a specific Owner, upon the conveyance or other transfer of Owner's title to his Unit, whether by sale to a third party, foreclosure by a mortgagee or otherwise.

             (v) Any termination of the RPA Agreement shall be subject to any then existing Unit rental reservations. An Owner shall receive a refund of his pro rata share of the balance in the reserve accounts established, if any, pursuant to Sections 4.3 and 9.3 of the RPA Agreement.

             (vi) In the event the Owners terminate the RPA Agreement by a vote of the Owners pursuant to paragraph 10(i) above, then the consideration granted to the Owners as described herein (i.e., the rights and benefits granted the Owners under the Access and Use Agreement) shall be rescinded and of no further force and effect. In that event, all Owners, their successors or assigns shall have no further rights to use the amenities at the Wilderness Hotel & Resort.

        11. Hotel Use Restriction. Though the RPA Agreement terminates on an Owner's transfer of his/her Unit. An Owner cannot transfer his/her Unit free of the restriction contained in the Declaration requiring that the Unit be used primarily as a hotel rental accommodation through the Rental Pool if the Unit is to be rented by the Transferee (see "ORGANIZATION OF HOTEL-CONDOMINIUM - Declaration, Articles and Bylaws," page 39). The Company shall offer the Transferee an opportunity to participate in the Rental Pool on the same basis as then currently being offered to the other Owners.

        12. Partnership Relationship. The RPA Agreement creates a relationship among the Owners and the Company that will likely be considered a partnership under state law. Therefore, each Owner and the Company will be a partner in the business of operating the Units as hotel rental accommodation. As a partner any Owner or the Company could take actions that bind the partnership and each partner will have unlimited liability for partnership debts and other partnership claims or liabilities.

        13. Federal Income Tax Treatment. A Prospective Purchaser should understand that certain tax benefits described herein may not be available by virtue of any IRS ruling or change in any existing law. In addition, there is a substantial risk that the tax deduction of expenses of owning and operating a Unit may be limited to the income realized with respect to a Unit. The particular circumstances of each Prospective Purchaser will determine the degree to which such Prospective Purchaser will be able to utilize any tax benefits related to this investment. Further, there can be no assurance that benefits derived under existing income tax laws, if any, will continue as a result of any future legislative changes or future court decisions (see "INCOME TAX INFORMATION," page 44).

        The Company has received an opinion of Sweeney & Sweeney, S.C., counsel for the Company, that the RPA Agreements will not create a corporation for federal income tax purposes. The opinion is subject to certain conditions and if any of such conditions are not satisfied, counsel's opinion may not be applicable and accordingly may be withdrawn. Such an opinion will not be binding on the Internal Revenue Service.

        Counsel has only rendered an opinion that the RPA Agreements, in the aggregate, will not be considered a corporation for federal income tax purposes; counsel has not rendered an opinion with respect to any other tax matters described herein or the availability of income tax deduction or other items to the Owners.

        14. Taxation of Undistributed Revenues. An Owner's share of Gross Room Revenues retained by the Company for debt service, working capital or other reasons must nevertheless be taken into account at the end of each taxable year by each Owner for income tax purposes, and Owners will have to report and pay tax on such income not distributed to them by virtue of such accumulation. (See "INCOME TAX INFORMATION," page 44).

        15. Occupancy Rate. An Owner's share of income and expenses under the RPA Agreement will be determined without regard to the actual occupancy of such individual Owner's Unit and shall be based on the actual and collective occupancy of the Units in an Owner's specific Rental Pool. The actual occupancy of a Unit by hotel guests will be affected by many factors, the desirability of a Unit to hotel guests, the applicable room rate and the Unit's special features and including decisions of the Company regarding assignment of hotel guests to available Units.

   Risk Factors Relating to the Ownership of a Condominium Unit.

        1. General Risks of Real Estate Investment. A condominium unit is not a liquid asset and an investment in a Unit is subject to all the risks inherent in real estate investment, including national and local economic conditions, the supply of and demand for similar resort hotel condominiums, the availability of financing, the possibility of natural disasters and the inevitability of increases in all costs and expenses incurred by Unit Owners. Although real estate values have appreciated substantially in recent years, there can be no assurance that the Units will appreciate in value. Therefore, there is a possibility of loss rather than a gain on resale of a Unit. (see "DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT - Hotel
   Facilities," page 34).

        2. Expenses of Owning a Unit. In addition to each Owner's liability under the RPA Agreement for each Owner's pro rata share of Room Operating Expenses, each Owner will also be required to pay directly, or indirectly through the Association, the cost of fire, casualty and liability insurance, all expenses relating to the operation and maintenance of the common elements appurtenant to the Unit, utility costs, property taxes, membership fees and charges, the Association and mortgage payments, if any, attributable to the Unit. (See "DESCRIPTION OF THE RENTAL POOL - Annual Expenses of Owners," page 33.) There can be no assurances with regard to the amount of such expenses or assessments. A Prospective Purchaser should be aware of the fact that an Owner will be liable for these expenses or assessments regardless of the success or failure of the Rental Pool, and that failure to pay these expenses or assessments could result in the establishment of and foreclosure of a lien on the Unit.

        3. Permits and Approvals. The required local permits and approvals to build the Units in Phases I and II and to declare it a condominium (for both Phases) are required to be obtained. Further, additional permits and approvals not yet anticipated may be required before the Units can be delivered to the Owners. No assurance can be given that any approvals will be obtained in time to accommodate the planned July 1998 (Phase I) and July 1999 (Phase II) opening of the Units for business.

        4. Completion of Construction. Completion of construction of the Units on schedule may be affected by factors beyond the Company's control, such as strikes, weather conditions and inability to obtain materials.
   Any such delays in the construction of the Units would delay occupancy of the Units and adversely affect the potential for initial success of the Rental Pools.

        5. Financing of Purchase. If a Prospective Purchaser intends to finance the Unit purchase, a Prospective Purchaser must arrange financing with a lending institution of the Prospective Purchaser's choice and there can be no assurances that funds will be available or, if available, that they will be loaned at an interest rate or upon other terms satisfactory to the Prospective Purchaser. If acceptable financing cannot be obtained and the Prospective Purchaser is unable to complete the purchase of the Unit, the Prospective Purchaser's down payment may be forfeited. (See "THE OFFERING - Financing of Purchase," page 25).

        6. Downpayments. Initially each Prospective Purchaser's downpayment will be escrowed, however, the Company reserves the right to use the downpayment funds toward payment of the Units' construction costs after the foundation and roof of the Hotel-Condominium Project has been substantially completed. The downpayment will be returned to the Prospective Purchaser if, for any reason other than the default of the Prospective Purchaser, the purchase of the Unit fails to close. If, however, the purchase fails to close due the Prospective Purchaser's default, the Company will have the right to retain the downpayment as liquidated damages. (See "THE OFFERING - Terms of Purchase," page 23).

        7. Absence of Market for Units. There is not now, nor is there ever expected to be, any organized market for the Units. There can be no assurances that the Units can be resold for their original purchase price under this Offering, nor at any price.

        8. Voting Power. The power to control the actions of the Association, whether through its Board of Directors or through the members acting as a group, rests with owners of each condominium unit in the Wilderness Hotel Condominium. Because Wilderness Hotel & Resort, Inc. and Wild Golf, Inc. own a large portion of the Wilderness Hotel & Resort, however, the vote of the Association will not solely be able to influence or control the direction of the Wilderness Hotel & Resort.

        9. Incomplete Offering. The Company has reserved the right, in its sole and absolute discretion, to cancel this Offering and refund any deposit, with interest, received by the Company from Prospective Purchasers (exclusive of certain payments made on behalf of the Prospective Purchaser).

        10. Reliance on Management. Pursuant to the terms of the RPA Agreement, the Owners have no authority to control the management and operation of the Rental Pools or the Company. Management and operation of the Rental Pools and the Company reside solely in the Company, its officers and directors. Accordingly, the Owners will have no control over changes in policy in regard to the Rental Pools and any changes in the Rental Pools' policies may not fully serve the interest of each individual owner (see DESCRIPTION OF THE RENTAL POOL-Term, page 27 and the RENTAL POOLING AND AGENCY AGREEMENT, attached as Exhibit 4-A).

        11. Absence of Independent Underwriter and Appraiser. No appraisals or other independent valuations have been obtained for the purpose of determining the value of the Units. The value of the units have been determined solely by the Company on a basis of its objective evaluation of marketing conditions.

        12. Dependance on Key Personnel. The Units will be managed by the Company. The loss of the services of Thomas J. Lucke and/or S. Peter Helland, Jr., both officers and directors of the Company, could have serious adverse effect on the operation of the Units, the Rental Pools and the Wilderness Hotel & Resort.

        13. Americans With Disabilities Act. Under the Americans with Disabilities Act (the "ADA") all public accommodations are required to meet certain federal requirements related to physical access and use by disabled persons. A determination that the Units are not in compliance with the ADA could result in imposition of fines, injunctive relief, damages and attorneys fees. If the Company is required to make modifications over and above the proposed improvements, the cost of the Units could increase significantly, adversely effecting the price of the Units. A finding of noncompliance could also endanger the Company's ongoing ability to rent the Units as hotel accommodations to the general public.

        14. Absence of Operating History of the Company. The Company is a recently formed Wisconsin corporation and has no operating history. The Company has used the existing actual historical information for the existing 138 non-condominium hotel units located at the Wilderness Hotel & Resort to determine the projected operational income and expenses. The Company's anticipated operations and business plan are subject to all the risk inherent in the establishment of a new enterprise in a competitive market and volatile industry such as the Wisconsin Dells area resort hotel operations. Prospective Purchasers should carefully consider their rights and obligations under the RPA Agreement and the Declaration (see ORGANIZATION OF HOTEL-CONDOMINIUM, page 39).

   Conflicts of Interest

        1. Conflicts Within Hotel Management. The Company will act as agent for the Owners under the RPA Agreement. During the development stage of the Units, the Company will control the board of directors of the Association. The Company intends to enter into a contract with the Association for the management, operation and maintenance of the common areas controlled by the Association. The affiliates of the Company will own and operate the Wilderness Hotel & Resort. The officers and directors of the Company are also officers or directors of Wild Golf, Inc., Wilderness Hotel & Resort, Inc. and WILBAR, Inc. and have been involved directly with the development and promotion of the Wilderness Hotel & Resort and may be involved, directly or indirectly, in the operation of the Units. Accordingly, the Company may have conflicts of interest with regard to (1) its services to be performed for the Owners under the RPA Agreement and for the Association under a common areas management agreement, (2) the remuneration to be paid for providing such services,
   (3) its relationship as manager of the common areas for the Association, and its initial control of the board of directors of the Association, and
   (4) the manner in which the obligations of the Wilderness Hotel & Resort management and the Association have to one another are performed.

        2. Conflicts Within Wilderness Hotel & Resort. Wilderness Hotel & Resort, Inc., Wild Golf, Inc. and WILBAR, Inc. currently operate and perform management services for the Wilderness Hotel & Resort. The Company and it affiliates intend to develop, market and manage, in the future, other hotels, condominiums, or hotel-condominium projects, to organize condominium or homeowners' associations for the operation of such projects, to designate its employees as temporary directors for such associations and to act as rental agent and managers for the owners of units in such projects. The existing Wilderness Hotel and future projects at the Wilderness Hotel & Resort will be in competition with the Units for rental accommodation.

        3. Company Policies. The Company and its other affiliates have adopted the following policies with respect to the conflicts of interest set forth above, however, these policies may be varied if circumstances change:

        (a) Transactions Within Hotel Management. The Company will provide rental management services for the Units under the RPA Agreement. The Company intends to enter into a management agreement with the Association to provide management services for the common areas of the Units and intends to enter into an access and use agreement with Owners to provide Owners with certain access and use of the Wilderness Hotel & Resort recreational facilities. It is the policy of the Company that the Company's operation of the Units and the common areas and its, or any affiliate's, relationship with the Owners or the Association, will be on terms no less favorable to the Owners or the Association than the terms pursuant to which such operations or relationships with unrelated persons or entities are or could be conducted.

        (b) Competition by Affiliates Within Wilderness Resort. The Company, Wilderness Hotel & Resort, Inc., Wild Golf, Inc. and Wilbar, Inc. intend to cooperate with each other in providing appropriate accommodations for prospective tenants. The Units, together with all other condominium Units built in the future will be given a fair exposure to prospective tenants that contact the Company for reservations.

   Assumptions

        The table of the estimated revenues and expenses of the Rental Pool in Exhibit 18 are based in large part on the assumptions described therein. The assumptions for the Units are based on extensions and projections using the actual historic figures from the operation of the Wilderness Hotel & Resort's existing 138 non-condominium units. Though the Company has attempted to make realistic assumptions for the purpose of these tables, some or all of the assumptions used therein may be erroneous, in which case the economic results shown therein would also be erroneous. There is and can be no assurance that the assumptions on which these tables of economic results are based will be correct. For example, most of the factors described herein under the heading "RISK FACTORS AND OTHER FACTORS TO BE CONSIDERED" would affect the correctness of the assumptions contained in the enclosed tables. In addition, the economic results presented in these tables, even if the underlying primary assumptions are accurate, should be considered reasonable approximations only. They are based upon reasonably precise methods of computation and secondary assumptions believed to be reasonable to the nature and the purpose of the analysis.

                                 USE OF PROCEEDS

        Gross proceeds to be received by the Company from the sale of all of the Units (see "COMPENSATION AND FEES" page 19), are expected to be $18,987,699.00, and are expected to be applied approximately as follows:


                            COMBINED PHASES I AND II

                                                          % of Gross
                                           Amount         Proceeds

   Gross Proceeds of This
     Offering                          $18,987,699.00     100.00%

   Public Offering Expenses
     (legal, accounting and
     printing)                            $284,815.00       1.50%

   Sales Commissions*                            0.00          0%

   Amount Available for
     Application Toward Units
     Construction Costs and Additional
     Recreational Facilities;
     Related Fees and
     Expenses; and Proceeds
     Due Seller                        $18,702,883.00      98.50%

        * Notwithstanding this chart, a commission and/or compensation will be paid if a sale of a Unit is procured by a duly licensed qualified and/or exempt person or entity under any state and/or federal requirement(s). Any such commission and/or compensation so paid shall be paid by the Company from the Proceeds Due Seller listed in the above chart.


                                     PHASE I
                                                          % of Gross
                                           Amount         Proceeds

   Gross Proceeds of This
     Offering                           $8,478,900.00     100.00%

   Public Offering Expenses
     (legal, accounting and
     printing)                            $127,183.50       1.50%

   Sales Commissions*                           $0.00          0%

   Amount Available for
     Application Toward Units
     Construction Costs and Additional
     Recreational Facilities;
     Related Fees and
     Expenses; and Proceeds
     Due Seller                         $8,478,900.00      98.50%

        * Notwithstanding this chart, a commission and/or compensation will be paid if a sale of a Unit is procured by a duly licensed qualified and/or exempt person or entity under any state and/or federal requirement(s). Any such commission and/or compensation so paid shall be paid by the Company from the Proceeds Due Seller listed in the above chart.


                                    PHASE II

                                                               % of Gross
                                                Amount         Proceeds

   Gross Proceeds of This
     Offering                              $10,508,800.00      100.00%

   Public Offering Expenses
     (legal, accounting and
     printing)                                 $157,632.00       1.50%

   Sales Commissions*                                 0.00          0%

   Amount Available for
     Application Toward Units
     Construction Costs;
     Related Fees and
     Expenses; and Proceeds
     Due Seller                              $9,878,272.00      98.50%



        * Notwithstanding this chart, a commission and/or compensation will be paid if a sale of a Unit is procured by a duly licensed qualified and/or exempt person or entity under any state and/or federal requirement(s). Any such commission and/or compensation so paid shall be paid by the Company from the Proceeds Due Seller listed in the above chart.

                                 PHASES I AND II

        The Company presently estimates that the total cost of the entire construction cost of the Units and the Additional Recreational Facilities will be approximately $12,815,000 allocated among the following cost categories:


   Expense Item

   Hotel Building and
   Additional Recreational
   Facilities                      $3,664,000.00       $4,336,000.00

   Furniture, Fixtures and
   Equipment                          458,000.00          542,000.00

   Access Roads, Parking Lots,
   Sewage Facilities and
   Common Elements                    716,000.00          849,000.00

   Landscaping                         68,700.00           81,300.00

   Architectural and
   Engineering Fees                    91,600.00          108,400.00

   Construction Financing Fees
   and Interest                       229,000.00          271,000.00

   Marketing, Advertising and
   Printing                           458,000.00          542,000.00

   General and Administrative
   Costs                              114,500.00          135,500.00

   Other Pre-Opening Costs             68,700.00           81,300.00

          Total:                   $5,868,500.00       $6,946,500.00


        The above estimated costs of completing the Units in Phases I and II will vary depending on the period of construction, changes in financing interest rates and the like. The Company, however, will be fully liable for payment of the costs of completing the construction of the Condominium Hotel Project and will fund the amount of such costs which exceed the proceeds from this Offering available for application toward such construction costs. The Company reserves the right to change the sales price of the Units at any time.

        The Company presently estimates that the proceeds will be as follows:

   Amount Available to Company             $6,172,000.00

   Reduction in Construction Loans
     and Other Loans                        6,172,000.00

   Net Cash Due Seller                              0.00


                              COMPENSATION AND FEES

        The following table presents the compensation and fees expected to be received by the Company and/or its affiliates in connection with this Offering or in the operation of the Units.


    Person or Entity       Nature of Compensation or Fees     Amount

    The Company            The Company, pursuant to the RPA   $1,333,773.00
                           Agreement, will receive a          (estimate
                           Management Fee of 35% of Gross     annually)
                           Room Revenues (see "DESCRIPTION
                           OF THE RENTAL POOL - The
                           Company's Compensation," page 31
                           Assuming all Units will be in the
                           Rental Pool and further assuming
                           an average $157.00 rental rate
                           per occupied night and a 50%
                           occupancy rate the Company will
                           receive annually a fee of
                           $1,333,733.00:

                                  THE OFFERING

        The Company offers for sale 133 Units at an aggregate price of $18,987,700 to be operated as hotel rental accommodations under a mandatory (if the Units are to be rented) rental pool arrangement. In the event a Prospective Purchaser elects not to rent the Unit through the Rental Pool, then the Prospective Purchaser may only use the Unit for personal use by the Prospective Purchaser and his/her immediate family (see "DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT," page 33, and "DESCRIPTION OF THE RENTAL POOL," page 26. The Units and the rental pooling feature offered by the Company are designed as business investments in a hotel-condominium project located in a golf resort complex. No assurances can be made by the Company that any distributions of cash will be made under the RPA Agreement, that will be equal to or in excess of the cost incurred by the Owners in connection with operating and maintaining the Units.

                                     PHASES

        The Units as offered pursuant to this Prospectus shall be offered and sold in Phases. The first phase ("Phase I") shall consist of 61 hotel condominium suites to be constructed at the Wilderness Hotel & Resort.
   The second phase ("Phase II") shall consist of 72 hotel condominium suites to be constructed at the Wilderness Hotel & Resort.

   Phases I and II

        There are a total of 133 Units in Phases I and II of the Wilderness Hotel & Resort. These Units consist of 61 Units in Phase I and 72 Units in Phase II. These Units are to be constructed in substantial compliance with preliminary descriptions contained herein. The Company anticipates beginning construction of Phase I in September of 1997 and construction of Phase II in September of 1998. Estimated time for completion is September 1998 for Phase I and September 1999 for Phase II. There are twelve (12) different types of Units in Phases I and II. Units are further classified by location and the possible addition of a loft. (See "Description of Units," pages 34, 35 and 36 and Exhibit 17).

   Purchase Prices

        The Units to be sold in Phase I shall be sold at the price as set forth in the published price schedule to be delivered with this Prospectus. The prices for the various types of Units in Phase I will vary according to the Units special features, (i.e., square footage, view, proximity to amenities and the like). The Company reserves the right to change the prices of any or all unsold Units from time to time by the publication of a new price schedule. Any price change will be effectuated in response to changes in market conditions or changes in development and selling costs from those currently anticipated.

        The initial prices for each type of Unit (including furnishings)(See "Description of Unit" Pages 35, 36, 37 and 38, and Exhibit 17) are as follows:

                                 PHASES I AND II


    Number of Units          Description of Unit    Initial Prices

       18                    Type A-1 Unit          $114,900.00

       20                    Type A-Unit            $120,900.00

        9                    Type B-1 Unit          $128,900.00

       10                    Type B Unit            $131,900.00

       21                    Type C-1 Unit          $130,900.00

       19                    Type C Unit            $136,900.00

       10                    Type D-1 Unit          $145,900.00

       10                    Type D Unit            $148,900.00

        8                    Type E Unit            $192,900.00

        4                    Type F Unit            $207,900.00

        2                    Type G                 $182,900.00

        2                    Type H                 $177,900.00


        The purchaser will also be required to pay: (1) an advanced payment of the first three months Association fees and the pro rata balance of the current quarter's Association fees (see "ORGANIZATION OF HOTEL-CONDOMINIUM
   - Declaration, Articles and Bylaws - Liability of Members, " page 40); (2) the amount of any loan fee or other costs payable at closing in connection with financing of the Unit, if any; (3) title insurance expenses; and (4) certain other closing costs, including but not limited to State of Wisconsin Real Estate Transfer Fee, the total of which should not exceed $1000.

        The following tables set forth the estimated amount of cash required for purchase of a representative Unit:

   Estimated Cash Required

   PHASES I AND II

   Item                        Type A-1 Unit  Type A Unit   Type B-1 Unit  Type B Unit
   Unit Purchase Price (1)    $114,900.00     $120,900.00   $128,900.00    $131,900.00
   Recording Fees (2)               12.00           12.00         12.00          12.00
   Title Insurance (3)             345.00          363.00        387.00         396.00
   4-1/2-Months Advance
     Association Fees (4)
     (estimated average)           900.00          900.00        900.00         900.00
   Additional Miscellaneous
     Closing Costs (5)           1,000.00        1,000.00      1,000.00       1,000.00
   Total Cash Payment (6)     $117,157.00     $123,175.00   $131,175.00    $134,208.00


   Item                     Type C-1 Unit     Type C Unit   Type D-1 Unit  Type D Unit
   Unit Purchase Price (1)    $130,900.00     $136,900.00   $145,900.00    $148,900.00
   Recording Fees (2)               12.00           12.00         12.00          12.00
   Title Insurance (3)             393.00          411.00        438.00         447.00
   4-1/2-Months Advance
     Association Fees (4)
     (estimated average)           900.00          900.00        900.00         900.00
   Additional Miscellaneous
     Closing Costs (5)           1,000.00        1,000.00      1,000.00       1,000.00
   Total Cash Payment (6)     $133,205.00     $139,205.00   $148,250.00    $151,259.00


   Item                       Type E Unit     Type F Unit   Type G Unit    Type H Unit
   Unit Purchase Price (1)    $192,900.00     $207,900.00   $182,900.00    $177,900.00
   Recording Fees (2)               12.00           12.00         12.00          12.00
   Title Insurance (3)             579.00          624.00        549.00         534.00
   4-1/2-Months Advance
     Association Fees (4)
     (estimated average)           900.00          900.00        900.00         900.00
   Additional Miscellaneous
     Closing Costs (5)           1,000.00        1,000.00      1,000.00       1,000.00
   Total Cash Payment (6)     $195,391.00     $210,436.00   $185,361.00    $180,346.00


   (1)  Assumes an initial purchase price for each type of Unit set forth under "THE OFFERING - Purchase Prices", page 20.

   (2)  Recording fees are approximately estimated at $12.

   (3)  Estimated at $3.00 per thousand based on current prices.

   (4)  At closing each Prospective Purchaser will be required to pay (a) 3 months' Association fees in advance to establish a reserve for extraordinary repairs and capital expenditures; and (b) the pro rata balance of the current quarter's
        Association fees (billed quarterly in advance) due as of closing, for the purposes of the above table, it is assumed that the estimated current quarterly payment is based on 1-1/2 months of assessments being due and owing.  For purposes of this section the 4 1/2 month advance association fee is an estimated average at $900.00 (see "ORGANIZATION OF HOTEL-
        CONDOMINIUM - Declaration, Articles and Bylaws - Liability of Members," page 40).

   (5)  Additional Miscellaneous Closing Costs includes Wisconsin Transfer Fee (.003 of Purchase Price) and other closing costs which, for purposes of this table, are estimated in the aggregate of $1,000.00.

   (6)  If a Prospective Purchaser finances his Unit purchase the total cash payment would be reduced by the amount of the loan;
        however, additional costs of closing would likely be incurred by the Prospective Purchaser, including but not limited to fees for the loan application, loan origination, credit reports, appraisals, closing fee and attorney's services, and prorated accounts for interest and taxes (see "Financing of Purchase" below).


   Terms of Purchase

        Each Prospective Purchaser of a Unit will be required to sign a construction and sales agreement (the "Construction and Sales Agreement") for a Unit in the form as set forth in Exhibit "4-A", attached to this Prospectus. The Construction and Sales Agreement both provide for an immediate escrow payment of an amount equal to 10% of the Unit's Purchase Price and payment in full of the balance of the Purchase Price at the closing. The closing will occur after substantial completion of the Prospective Purchaser's Unit upon 20 days prior written notice of closing from the Company to the Prospective Purchaser. The escrow payment will be held by an independent banking institution or by the Company's construction lender. If the Company cancels this Offering and terminates each executory Construction and Sales Agreement it has entered into prior to such cancellation date, the Company will return the escrow payment in full to each Prospective Purchaser together with interest from the date of the Construction and Sales Agreement to the date of such cancellation less sums paid on behalf of the Prospective Purchaser, if any. In the event the purchase fails to close for any other reason, other than the default of the Prospective Purchaser, the Company will return the escrow payment in full to the Prospective Purchaser, with interest. If the purchase fails to close due to a default of the Prospective Purchaser, the Company will have the right to terminate the Construction and Sales Agreement and retain the escrow payment and interest accrued as liquidated damages, or to bring an action for specific performance (see Exhibit 4-A, "The Construction and Sales Agreement").

        Pursuant to the Construction and Sales Agreement, the Company will warrant to each Prospective Purchaser that:

        (1) The Units are or will be structurally sound and constructed in compliance with all applicable zoning laws and in accordance with the plan and specifications;

        (2) All materials, equipment and furnishings used in the construction of the Units or to be supplied to the Units shall be of good quality and at the closing of the Unit purchase will be in good condition and fully operational;

        (3) The Company has no knowledge of any pending or contemplated condemnation of any portion of the Units or any contemplated zoning changes that would materially adversely affect the Units construction project;

        (4) The construction contractor has/will warrant(ed) and guarantee(d) the work to be performed and the materials to be furnished in the construction of the Units and agrees to make good, at its expense, any defects in materials or workmanship which may occur or develop within a reasonable period following completion of construction; and

        (5) Standard manufacturer's warranties will apply to all furniture and fixtures to be placed in the Units.

        At closing, the Company will convey to Prospective Purchaser good and marketable title to the Unit. At closing, the Company will also cause to be issued to Prospective Purchaser, at Prospective Purchaser's expense, a standard owner's title insurance policy in the amount of the Purchase Price insuring title to the Unit subject to the standard ATLA printed exceptions and the Declaration, (see "DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT - Description of Wilderness Hotel & Resort, " page 34), the RPA Agreement, any mortgage or other encumbrance placed on the Unit by purchaser, any taxes and assessments for the year not yet due and payable, and all condominium documents, easements, zoning, rights-of-way, and other restrictions and reservations of record, none of which will materially limit the use of the Unit for the operation as a hotel to abe operated under the terms of the RPA.

   Cancellation

        Each Prospective Purchaser is given the right, pursuant to Section
   703.33 of the Wisconsin Statutes, to cancel the Construction and Sales Agreement, without penalty or obligation, within five (5) days from the date of the execution of the Construction and Sales Agreement and/or five
   (5) days from the receipt of this offering containing the proposed Condominium Documents, whichever is later. A Prospective Purchaser must notify the Company in writing of his/her intent to cancel. The notice of cancellation shall be effective upon the day sent and shall be sent to the Company at 511 E. Adams Street, Wisconsin Dells, Wisconsin 53965. Any attempt to obtain a waiver of the Prospective Purchaser's cancellation right is unlawful. While the Prospective Purchaser may execute all closing documents in advance, the Company's use of the deposit pursuant to the Construction and Sales Agreement, before the expiration of the five
   (5)-day cancellation period is prohibited.

   Financing of Purchase

        The Company has made no arrangement with any financial institution for financing of the purchase of any Units by the Prospective Purchaser and makes no representation concerning the availability or terms of such financing. Prospective Purchasers must make their own arrangements for financing. All costs associated with obtaining financing, such as fees for the loan application, the loan origination, the appraisal, closing costs, attorney's services and credit reports, shall be paid by Prospective Purchaser. A Prospective Purchaser who intends to finance the purchase of a Unit should include the effect of such financing in the evaluation of this Offering.

   Sales

        The Units will be sold on a best effort basis by the Company at the prices established on the published price schedule contained herein (see Purchase Price Table, page 20). In the offering of the Units the Company may be considered an "underwriter" as that term is defined in the Securities Act of 1933. The Company's sales will be conducted only by owners, officers and directors of the Company and because no commissions and/or compensation based on the sale of any Unit will be paid, the Company is not required to hold a Wisconsin real estate license nor a
   broker/dealer security license.   The sales literature, other than this
   Prospectus, to be used in promoting sales of the Units are the floor plans, Unit specifications and miscellaneous brochures regarding the Units and the Wilderness Hotel & Resort (see "SUMMARY OF PROMOTIONAL AND SALES MATERIAL," page 53). In addition to this Prospectus, prior to closing, each Prospective Purchaser of a Unit will receive a copy of the Declaration, the Articles of Incorporation and the Bylaws for the Association, the current rules and regulations adopted by the board of directors of the Association (see ORGANIZATION OF HOTEL-CONDOMINIUM," page
   39), (see "DESCRIPTION OF HOTEL-CONDOMINIUM PROJECT - Description of Wilderness Hotel & Resort," page 34).

        See also Exhibits 10-A, 10-B and 10-C.

   IN ADDITION TO THE COMPANY'S RIGHT TO TERMINATE THIS OFFERING, THE COMPANY MAY ELECT NOT TO CONSTRUCT ANY PHASE OF THE CONDOMINIUM-HOTEL PROJECT AT ITS SOLE AND ABSOLUTE DISCRETION.


                         DESCRIPTION OF THE RENTAL POOL

        Each Prospective Purchaser and all Transferees of a Unit offered hereby, intending to offer their Unit(s) for rent or lease, shall be required to enter into the Rental Pooling and Agency Agreement (the "RPA Agreement"), under which the Company is appointed agent and attorney-in-fact for the Owner in the rental operation and management of the Owner's Unit as a hotel accommodation. Under the RPA Agreement the Owners will share in the net rental income from the rental of all of the Units participating in that Unit's Rental Pool. There are seven (7) specific Rental Pools in Phases I and II. Each individual Rental Pool is made up of similar Units and each Rental Pool is more particularly described below:

   Phases I and II

     Type of Unit in     Number of Units in         Description (1)
          Pool              Rental Pool

            A                    38                 One Room

            B                    19                 One Room/Loft

            C                    40                 One Bedroom

            D                    20                 One Bedroom/Loft

            E                    8                  Master Bedroom

            F                    4                  Three Bedroom/Loft

           G/H                   4                  One/Two Bedroom(s)


   (1) As more particularly described on pages 35 and 36, as "Description of the Unit" and pages 37 and 38 in the "Description of the Furnishings," and Exhibit 17.

        The following is a brief summary of the provisions of the RPA Agreement and does not purport to be a complete statement of the terms and conditions set forth therein. The following statements are qualified in their entirety by reference to the complete document, a copy of which is attached hereto as Exhibit 4-B.

        Each separate Rental Pool shall have its own accounting. Gross Room Revenues for each Rental Pool shall be separately listed and defined. The expenses for each Rental Pool shall be separately noted and entered. Each Rental Pool shall keep and retain its own set of accounting ledgers.

   Term.

        The RPA Agreement commences on the closing date of an Owner's purchase of his Unit and continues indefinitely unless sooner terminated. The Owner at the Closing of his/her Unit shall execute the RPA Agreement. Any time after twenty (20) years following the date the first completed Unit is placed under the Company's rental management pursuant to the RPA Agreement, the Owners, upon a two-thirds majority vote at a meeting called for such purpose, may terminate all of the RPA Agreements and establish an alternate agency for the management of the rental program. Any time after three (3) years following the Closing of the last Unit sold, the Company may terminate any individual Owner's RPA Agreement, or the RPA Agreement with respect to all of the Rental Pools, by giving 90 days prior written notice to the individual Owner or to all the Owners, as the case may be.

        The RPA Agreement shall terminate with respect to an individual
   Owner upon that Owner's death or upon either the Owner's or the Company's bankruptcy, dissolution or other termination of existence. The Company, however, shall offer any Transferee the right to execute the RPA Agreement and join the Rental Pool if the RPA is still in full force and effect. Furthermore, once the RPA Agreement covering an individual Unit is terminated, the Unit is excluded from the Rental Pool for as long as the present owners retain ownership; however, the Unit remains subject to a restriction contained in the Declaration that the Unit be used primarily as a hotel rental accommodation or in the alternative as a nonrental personal use condominium (see "ORGANIZATION OF HOTEL-CONDOMINIUM - Declaration, Articles and Bylaws" page 39).

   Management and Control.

        As agent for the Unit Owners, the Company has full power and authority to take all actions and to do all things reasonably necessary or desirable for the proper, efficient and economical management and operation of all of the Units. The Company is obligated to establish and maintain marketing and operating programs, policies and procedures for the rental of the Units with a goal of reasonable profitability. The Company is given total discretion and control in all matters relating to the rental operation of the Units, including the authority to demand, reserve and receive rental payments, subject only to certain reasonable standards.

        The Company will maintain books of account that will be open for Owner inspection with reasonable notice during normal business hours. These books will be kept according to accounting principals that are standard for the hotel industry. The Company will deliver to the Owners, annually, statements setting forth Gross Room Revenues, Room Operating Expenses (including Management Fees) and the Owner Net Rental Income with regard to individual Units and each separate Rental Pool.

        Without the Owner's consent and without terminating the RPA Agreement, the Company may assign all or substantially all of its duties under the RPA Agreement to an affiliate of the Company or to another recognized hotel management company. The Company may also merge or consolidate with another Company without obtaining the Owner's consent.

   Owner's Personal Use of the Units.

        (a) Personal Use Nights. In addition to all other rights and obligations available to a Unit Owner, he/she and/or his/her assigns may use the Unit for a total of ten (10) nights during any one (1) calendar year within an Owner's own Rental Pool ("Personal Use Nights"). Such Personal Use Nights shall not be allowed from June 10th through Labor Day. Further, all Personal Use Nights shall be subject to availability within Owner's own Rental Pool. An Owner's Personal Use Nights shall be free of any rental charge whatsoever, except: for any telephone charges; charges to the room during the Owner's stay at the Wilderness Hotel & Resort; recreation fees or charges at the Wilderness Hotel & Resort; any extraordinary wear and tear and/or damage to any Unit and/or the furnishings contained therein; and any other charge or fee not incidental to actual rental charge normally due from the occupant of a hotel room within the hotel industry. In the event an Owner owns a Unit for less than a full calendar year, the number of Personal Use Nights shall be prorated on the basis of ten (10) Personal Use Nights per 365 days. Any use shall be subject to the terms of this Agreement and all rules and regulations of the Hotel Condominium Project and the Wilderness Hotel & Resort. Notwithstanding anything contained herein to the contrary, Personal Use Nights must be used during a calendar year or the right to use the Personal Use Night shall expire on December 31 of that certain calendar year. As a result, no Personal Use Nights can be accumulated from year to year.

        (b)  Unit Inside an Owner's Rental Pool.

        In addition to the Owner using ten (10) Personal Use Nights and at any time during the year, in the event on the day of the Unit Owner's check in, at 10:30 p.m., each and every Unit in an Owner's Rental Pool is not rented, an Owner, on a "first come first serve" basis, may rent that Unit for 25% of the lowest available rental rate for that Unit taking into consideration the time of year, other discounts being offered and similar considerations. This charge of 25% of lowest available rental rate shall not be considered Gross Room Revenue for purposes of the Rental Pool. Rather, the sums shall be paid to the Company as an administrative fee to cover reasonable costs associated with renting the Unit for that night. Any amount charged to the Owner for his/her occupancy will be deducted from the Owner's hotel account unless Owner elects to pay upon check out. In addition to amounts charged Owner for occupancy, Owner shall be charged for any normal and actual telephone costs or extra ordinary maintenance costs associated with Owners occupancy.

        (c) Unit Outside an Owner's Rental Pool. In addition to the Owner using the ten (10) Personal Use Nights and at any time during the year, in the event each and every Unit in an Owner's Rental Pool is rented for a given night, an Owner may occupy any of the Units in the Hotel Condominium Project at the lowest available rental rate for that Unit, taking into consideration the time of year, other discount rates then being offered, and similar considerations. Seventy-five percent (75%) of the published rental rate is typical of the lowest available rate given by resort hotels to various types of groups or repetitive business, except during peak holiday periods. The terms and conditions of an Owner's reduced rate occupancy of a Unit with respect to reservations, cancellations and occupancy shall be identical to the terms and conditions imposed on any other guest of the Wilderness Hotel & Resort. Any amount charged for an Owner's occupancy will be deducted from Owner's hotel account unless Owner elects to pay upon check out. In addition to amounts charged Owner for occupancy, Owner shall be charged for any normal and actual telephone costs or extra ordinary maintenance costs associated with Owners occupancy.

        (d) Restriction on Rental. An Owner, may not rent his/her Unit to others independent of the Company's rental operation of the Units and the Rental Pools. Further, an Owner can block off and reserve the use of his/her Unit any time prior to that Unit being reserved by a member of the general public, but rate will not be determined until the morning after the Unit Owner's arrival at the Wilderness Hotel & Resort, unless Owner is using one of his/her ten (10) Personal Use Nights.

        (e) Notification of Intent to Occupy. Owner shall not have the right to use a Personal Use Night on any specific day pursuant to the terms of this Agreement unless he/she shall make a reservation with the reservation clerk for the Wilderness Hotel & Resort and the Unit(s) has not been reserved for occupancy on such days. Similarly, if an Owner wishes to allow a specified guest to occupy his/her Unit during all or any of the Owner's Personal Use Nights, Owner must make a reservation as provided above, together with a written memorandum signed by Owner stating his consent to the Personal Use Nights being used by the specified guest. Owner may cancel any Personal Use Night reservation seventy-two (72) hours prior to date of arrival, and pay a Ten Dollar ($10.00) cancellation fee; provided, however, that if the notice of cancellation is received less than seventy-two (72) hours prior to the date of arrival, the Owner, for the purposes of determining the number of Personal Use Nights used, shall be deemed to have occupied the Unit for the period specified in his/her reservation unless the Company shall actually obtain a rental of the Unit during that period.

        (f) Manner of Use. An Owner's Unit may be occupied on a Personal Use Night by any Owner or specified guest. Only Owner or his spouse shall be granted discount rates for their use of other categories of Units in the Hotel Condominium pursuant to paragraphs 2.2(b) and 2.2(c), and only to the extent other discount rates are then available to group or repetitive business. At any time a Unit is used by Owner, his/her spouse, or specified quests, whether being a Personal Use Night, at a discount rate or otherwise, the user or users shall comply with all Hotel rules and regulations with respect to their use of the Unit and Hotel Condominium Project and Wilderness Hotel & Resort facilities. The Personal Use Nights and/or discount rates, as the case may be, shall be available to the Owner, spouse, or specified guest on a basis of one per Unit owned by the Owner. By way of example, an Owner of one Unit using a discount rate or Personal Use Night shall be entitled to use only one Unit on that specific night. Any other Unit rented by the Owner spouse or specified guest shall be at full rack rate.

   Rental Rates.

        The Wilderness Hotel & Resort will be in direct competition with hotels, motels and other condominium developments renting condominium units and hotel rooms in the Wisconsin Dells area (see "DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT - Hotel Facilities," page 34). Accordingly, the daily rental rates for the Units will fluctuate to meet competitive conditions. Based on the information contained in the Company's own analysis of the competition in the local market, the following daily double occupancy rates to be charged for use of the Units as rental accommodations have been tentatively adopted by the Company. The Company, however, reserves the right to charge lower rental rates at any time, as it deems necessary, and/or as dictated by market condition.


    Type of Unit   Accommodations       High Season (1)  Normal Season (2)   Winter Season (3)
                                              (Day)              (Day)              (Day)
    Unit A-1       One Room                  170.00            135.00             115.00

    Unit A         One Room                  180.00            145.00             115.00

    Unit B-1       One Room/Loft             190.00            150.00             130.00

    Unit B         One Room/Loft             199.00            160.00             130.00

    Unit C-1       One Bedroom               190.00            150.00             130.00

    Unit C         One Bedroom               199.00            160.00             130.00

    Unit D-1       One Bedroom/Loft          210.00            175.00             155.00

    Unit D         One Bedroom/Loft          225.00            190.00             155.00

    Unit E         One Bedroom               295.00            250.00             195.00

    Unit F         Three Bedroom/Loft        315.00            285.00             225.00

    Unit G         Two Bedroom               250.00            220.00             195.00

    Unit H         One Bedroom               250.00            220.00             195.00

   Special discount rates will be offered for groups and repetitive business.


   (1) High Season is considered the months of July and August; however this period is subject to change.

   (2) Normal Season is considered the month of June; also subject to change.

   (3)  Winter Season is considered January, February, March, April, May,
        September, October, November and December of each year; also subject to change.


   The Company's Compensation.

        Management Fee. Each Owner shall pay to the Company the Management Fee of 35% of Gross Room Revenues.

   Revenues and Expenses of the Rental Pool

        The figures in Exhibit 18 represent the estimated annual economics of each of seven (7) Rental Pools which assumes all 133 of the Units are participating in the Rental Pool, under varying occupancy rates, however the Company can make no assurances that these estimates will prove accurate.

   ROOM OPERATING EXPENSES

        The types of expenses incurred in owning a Unit include ownership expenses paid directly by owners ("Additional Expenses Applicable to the Activity"), expenses related to the Association's management of the common elements ("Condominium Association Expenses") and expenses related to the operation of the Rental Pool ("Rental Pool Expenses")(all of these aforementioned expenses shall be generally known as "Room Operating Expenses"). Owners will be individually responsible for Additional Expenses Applicable to the Activity such as real estate and personal property taxes, mortgage payments (interest and principal), if any, Owner occupancy charges, casualty insurance and any separately acquired special services. Condominium Association Expenses relating to the maintenance, operation and occupancy charges of the common elements will be paid by the Association and charged proportionately to each Owner via an Association assessment. The share of each Units Condominium Association Expense will be directly related to the Units square footage as it relates to the total square footage (see "ORGANIZATION OF HOTEL-CONDOMINIUM - Declarations, Articles and Bylaws-Liability of Members," page 40). The operational and maintenance costs and expenses of renting a Unit will be paid by the Company as Agent for each Rental Pool from the proceeds of the Management Fee (to the extent the Management Fee is sufficient to pay the costs and expenses) and will be charged to each Owner's Rental Pool Account as a Room Operating Expense. Any deficiencies in the amount of the collected Management Fee used to pay the costs and expenses shall be collected from the Unit Owner.

        The "Room Operating Expenses" generally include all costs, charges and expenses attributable to the operation of all of the Units in a specific Rental Pool and each separate Rental Pool as hotel accommodations, including without limitation the compensation paid to the Company pursuant to Sections 3.2 and 3.4; the salaries, payroll rates and employee benefits of all Hotel Condominium Project personnel providing services in connection with the rental operation of the Units (i.e., managers, assistant managers, bookkeepers, reservation clerks, maids and room service employees, and the like); costs of linen and laundry service; costs of guest supplies; advertising and promotional expenses, including salaries, payroll rates and employee benefits of sales personnel; reasonable travel expenses of the Company's personnel; costs of office supplies and equipment, including postage and long distance telephone charges; fees and commissions paid to travel agents and hotel representatives; any and all reserves required to replace any improvements at the Hotel Condominium Project, credit card commissions; bad debt losses; expenses of repair, maintenance and refurbishment of office, reception, housekeeping and maintenance areas; expenses of repair, maintenance and refurbishment of Unit furnishings, fixtures, equipment and household items; costs of utilities; that certain access and use fee to be paid pursuant to that certain access and use agreement dated ____________ by and between the Association and the Company and its affiliated entities (the "Access and Use Agreement"); computer bookkeeping and accounting expenses; and fees for legal and other professional services. The Room Operating Expenses also include the cost of thorough periodic cleaning and repair of the Units and their furnishings, which maintenance, cleaning and repair shall be done by the Company to the extent feasible on a rotating basis so as to maintain all Units in proper condition for their rental use. Room Operating Expenses do not include the charge for fire, casualty and liability insurance purchased through the Association; Association charges, fees and assessments; property taxes, or mortgage payments attributable to any Unit, all of which each Owner shall pay directly or through the Association.
   Sharing of Revenues and Expenses.

        The Company shall establish a book account (the "Owner's Account") for each Owner. The Company shall make deposits in and deductions and distributions from the Owner's Account in accordance with the RPA Agreement. The Gross Room Revenue received from all the Units in a certain Rental Pool will be pooled and allocated to each Owner's Account pursuant to the following formula:

                            Gross Room Revenue from the Rental Pool
                            Number of Units in the Rental Pool

   The Room Operating Expenses shall consist of Rental Pool Expenses ("Rental Pool Expenses"). The Rental Pool Expenses attributable to all of the Units in each Rental Pool, shall include but are not limited to, the salaries, wages and employee benefits of front desk, housekeeping, sales, marketing and administrative personnel; the costs of laundry, cleaning supplies, uniforms, office and front desk supplies; utilities; unit maintenance and repairs; and legal and accounting fees will be charged to each Unit Owner's Account pursuant to the following formula:

        Gross Room Revenues from a Rental Pool

        Combined Gross Room Revenue from all        X   Total Rental Pool
        Rental Pools                                    Expenses


   The Condominium Association Expenses will include, but are not limited to, common area management fee, common insurance, Directors and Owner's common insurance, common electricity and gas, common water and sewer, common repair/maintenance, legal, accounting, telephone, tax reserves, satellite, garbage and snow removal. Each owner will be liable for such expenses based on the following formula:

        Number of Square Feet in a Unit

        Total Number of Square Feet in          X    Total Association Fees
        the Units and Common Areas


   The Company will make at least quarterly distributions to each Owner of any Net Rental Income (Gross Room Revenues less 35% Management Fee, less Room Operating Expenses, less Owner occupancy charges and working capital reserve) or will assess the Owner for any deficit in his/her Owner's Account. Each Prospective Purchaser must recognize that under the RPA Agreement the Prospective Purchaser will be liable for any share of losses associated with the Units.

        The break down of estimated income and expense associated with ownership of the types of Units are contained in Exhibit "17" attached hereto. Although these tables are based on the best estimates of the Company at the present time, the Company can make no assurances that these estimates will prove accurate. Accordingly, these tables are not to be relied on as projections of future income or tax benefits.

   Annual Expenses Of Owners

        See "INCOME TAX INFORMATION--Additional Expense Applicable to the Activity," page 46.


                  DESCRIPTION OF THE HOTEL-CONDOMINIUM PROJECT

   Description of the Lake Delton/Wisconsin Dells Area

        Area Year Round Population:  approximately 3,800

        Location: Sauk and Columbia Counties, South Central Wisconsin, North of Chicago 190 miles, Madison 53 miles, Northwest of Milwaukee 116 miles and Southeast of Minneapolis 210 miles.

        Schools and Churches: The Wisconsin Dells School District enrolls 1,449 students in six school buildings, including the Wisconsin Dells Senior High School, the Wisconsin Dells Elementary/Junior High School, and four elementary schools. Business people can tap into the resources at the world-renown University of Wisconsin - Madison, 50 miles south. There is also a University of Wisconsin campus in Baraboo and Madison Area Technical College all within commuting distance. Wisconsin Dells has six churches serving the area. The city hosts the annual convention of the World Wide Church of God.

        Recreation: The Wisconsin Dells Visitor and Convention Bureau promotes the area through an annual budget in excess of $1 million. The area consistently increases its annual tourist totals, leading to record-breaking sales figures every year for area businesses. More than 1.5 million people visit Wisconsin Dells each year. Local amenities within 20 miles of Wisconsin Dells include:

   31 public beaches                    88 restaurants
   74 outdoor pools, 30 indoor pools    3 state parks within 15 miles
   16 tennis courts                     100 miles of bicycle trails
   74 shops                             570 miles of state funded snowmobile
   72 family attractions                  trails in five county areas
   10 public golf courses               4 downhill ski areas

        Transportation: Wisconsin Dells is strategically located at junction U.S 12 and U.S. 16 and Wisconsin's major Highway Interstate 90-
   94. Four interstate entrances quickly and easily lead motorists into the Wisconsin Dells area from Chicago, Milwaukee, Madison, LaCrosse and Minneapolis/St. Paul. In addition, State Highways 13 and 23 intersect in the city of Wisconsin Dells. Wisconsin Dells is centrally located in Wisconsin and is served by numerous large trucking facilities, as well as rail and overnight air service. UPS has one of its central distribution hubs located in the immediate area. Federal Express and Purolator provide daily service. Greyhound and Trailways bus lines provide daily passenger and freight service to Wisconsin Dells from all major markets.

        Rail and Air: AMTRAK provides mainline passenger service to Chicago, St. Paul and Milwaukee. The Soo Line provides freight service. Air service is available at the Baraboo/Wisconsin Dells municipal airport just south of the city. The facility can handle private jets at its 5,200 foot runway. Dane County Regional Airport in Madison, 50 miles south, provides international air service.

        General: Because 1.5 million people visit Wisconsin Dells each year, the city offers police and fire protection beyond most cities with a permanent population of 3,800 residents.
   Wisconsin Dells is served by physicians, optometrists and chiropractors. Medical care is offered at three area hospitals and a new medical clinic. In addition, three major hospitals are located in Madison, within 50 minutes of Wisconsin Dells. A new veterinarian clinic has opened. Shopping is convenient at the two large area grocery stores and a variety of other retail outlets, such as numerous clothing stores, two drug stores, a hardware store and an auto parts store.

                    DESCRIPTION OF WILDERNESS HOTEL & RESORT

   Hotel Facilities

        The Wilderness Hotel & Resort is located in Wisconsin Dells, Wisconsin and includes hotel rooms and suites, an indoor and outdoor family water activity center, and an 18 hole golf course.

        On the grounds of the former Dell View Resort, the Wilderness Hotel
   & Resort will eventually include a redesigned 27 hole, par 72 golf course, 138 hotel rooms and suites, 133 hotel/condominium/suite units (see "PHASES," page 20).

        The year-round resort, opened in 1995 with indoor and outdoor swimming pools, waterslides and more than a dozen water activities. Fort Wilderness, a one-of-a kind water creation in the 10,000 square foot indoor complex, includes water tunnels, log water slides, water jets and cannons in a kiddie pool where the water has a maximum depth of 18 inches. Waterfalls and slides surround the 28,000 square foot outdoor pool area.

        In addition to developing one of the Dells most extensive hotel water activity centers, the Wilderness Hotel & Resort hopes to become an area golf center. The Dell View golf course will be redesigned in stages in 1996 through 1998, but will remain open each season and when finished will house 27 holes.

        The Galvano International Golf Academy is headquartered at the Wilderness Hotel & Resort, offering co-ed, women's and junior camp options, ranging from two days to a week.

        The Wilderness Hotel & Resort is a year round resort located on 170 acres of woods, glens and canyons, includes whirlpools, sauna, fireplace, game room, driving range, golf clubhouse serving sandwiches, appetizers, cocktails, convenient access to horseback riding and many other Wisconsin Dells tourist attractions.

        Description of the Units. There are twelve (12) types of Units to be offered in Phases I and II of the Hotel-Condominium Project, ranging in size from 633 square feet plus a 96 square foot balcony to 1293 square feet plus a 144 square foot balcony. Prices range from $114,900 to $207,900. There are a total of 133 Units to be offered in Phases I and II of the Hotel Condominium Project under this Prospectus and each Unit is described as follows:


        Type A-1 Unit - Features One Large Room, Kitchen, Whirlpool Tub, Fireplace, Living Area with Dining, 2 TV's & Deluxe Wall Bed. Contains 633 square feet plus a 96 square foot balcony. Priced starting at $114,900

        Type A Unit - Features One Large Room, Kitchen, Whirlpool Tub, Fireplace, Living Area with Dining, 2 TV's & Deluxe Wall Bed and Golf & Pool Views. Contains 633 square feet of floor area and a 96 square foot Balcony. Priced starting at $120,900.

        Type B-1 Unit - Features One Large Room plus Loft with Queen Bed, Kitchen, Whirlpool Tub, Fireplace, 3 TV's and 2 bedrooms. Contains 633 Square Feet Floor Area, 210 Square Feet of Loft Area and a 96 Square Foot Balcony. Priced starting at $128,900.

        Type B Unit - Features One Large Room plus Loft with Queen Bed, Kitchen, Whirlpool Tub, Fireplace, 3 TV's, 2 Bathrooms and Golf & Pool Views. Contains 633 Square Feet of Floor Area, 210 Square Feet of Loft Area and a 96 Square Foot Balcony. Priced starting at $131,900.

        Type C-1 Unit - Features Enclosed Bedroom with Queen Bed & Whirlpool Tub, Deluxe Wall Bed, Fireplace, Living Area with Dining, Kitchen, 2 TV's and One Bathroom. Contains 828 Square Feet of Floor Area and an 80 Square Foot Balcony. Priced starting at $130,900.

        Type C Unit - Features Enclosed Bedroom with Whirlpool Tub, Deluxe Wall Bed, Fireplace, Living Area with Dining, Kitchen, 2 TV's, One Bathroom and Golf & Pool Views. Contains 828 Square Feet of Floor Area and an 80 Square Foot Balcony. Priced starting at $136,900.

        Type D-1 Unit - Features Enclosed Bedroom with Queen Bed & Whirlpool Tub, Loft with Queen Bed, Living Area with Dining, Kitchen, 3 TV's, Two Bathrooms. Contains 828 Square Feet of Floor Area, 276 Square Feet of Loft Area and an 80 Square Foot Balcony. Priced starting at $145,900.

        Type D Unit - Features Enclosed Bedroom with Queen Bed, King Bed & Whirlpool Tub, Loft with Queen Bed, Living Area with Dining, Kitchen, 3 TV's, Two Bathrooms and Golf & Pool Views. Contains 828 Square Feet of Floor Area, 276 Square Feet of Loft Area and an 80 Square Foot Balcony. Priced starting at $148,900.

        Type E Unit - Features Enclosed Master Bedroom with Fireplace & Whirlpool Tub, Fireplace in Living Area with Dining, Kitchen, 3 TV's, Two Bathrooms and Golf & Pool Views. Contains 1293 Square Feet of Floor Area and a 144 Square Foot Balcony. Priced starting at $192,900.

        Type F Unit - Features Three Enclosed Bedrooms including a Master Bedroom with Fireplace & Whirlpool Tub, Loft, Fireplace in Living Area with Dining, Kitchen, Three Bathrooms and Golf & Pool Views. Contains 1293 Square Feet of Floor Area, Square Feet of Loft Area and a 144 Square Foot Balcony. Priced starting at $207,900.

        Type G Unit - Features Two Enclosed Bedrooms including a Master Bedroom with Whirlpool Tub, Fireplace in Living Area with Dining, Kitchen, 3 TV's, One Bathroom and Golf & Pool Views. Contains 1183 Square Feet of Floor Area and a 121 Square Foot Balcony. Priced starting at $182,900.

        Type H Unit - Features One Enclosed Bedroom including a Master Bedroom with Whirlpool Tub, Fireplace in Living Area with Dining, Kitchen, 3 TV's, One Bathroom and Golf & Pool Views. Contains 1183 Square Feet of Floor Area and a 121 Square Foot Balcony. Priced starting at $177,900.

        Drawings. Exhibit 17, inclusive, contain drawings of the general location of the Units, a side view of the Units, a typical Unit floor plan and typical floor plans of each of the twelve types of Units being offered.


        Furnishings. Each Unit will be delivered to the investor fully furnished and decorated by the Company. The furnishings package to be selected by the Company for each Unit will include as follows:

        Type A-1 Unit - (1) Queen Headboard, (2) Nightstands, (2) TV Armoire, (1) Dining Table, (1) End Table, (1) Pillow Storage Cocktail Table, (4) Dining Chairs, (2) Bar Stools, (1) Lounge Chair,
        (1) Sofa Sleeper, (1) Queen Bed Box and Mattress, (1) Queen Set of Bedding, (1) Vertical Blind, (1) Queen Bedspread, (3) Table Lamps,
        (2) 19" TV's and (1) Deluxe Wall Bed. Appliances include: (1) cooktop stove, (1) refrigerator/freezer, (1) dishwasher and (1) microwave.

        Type A Unit - (1) Queen Headboard, (2) Nightstands, (2) TV Armoire,
        (1) Dining Table, (1) End Table, (1) Pillow Storage Cocktail Table,
        (4) Dining Chairs, (2) Bar Stools, (1) Lounge Chair, (1) Sofa Sleeper, (1) Queen Bed Box and Mattress, (1) Queen Set of Bedding,
        (1) Vertical Blind, (1) Queen Bedspread, (3) Table Lamps, (2) 19" TV's and (1) Deluxe Wall Bed. Appliances include: (1) cooktop stove, (1) refrigerator/freezer, (1) dishwasher and (1) microwave.

        Type B-1 Unit - (1) Queen Headboard, (3) Nightstands, (2) TV Armoire, (1) Dining Table, (1) End Table, (1) Pillow Storage Cocktail Table, (4) Dining Chairs, (2) Bar Stools, (1) Lounge Chair,
        (1) Sofa Sleeper, (1) Queen Bed Box and Mattress, (1) Queen Set of Bedding, (1) Vertical Blind, (2) Queen Bedspreads, (5) Table Lamps and (3) 19" TV's. Appliances include: (1) cooktop stove,
        (1) refrigerator/freezer, (1) dishwasher and (1) microwave.

        Type B Unit - (2) Queen Headboard, (3) Nightstands, (2) TV Armoire,
        (1) End Table, (1) Pillow Storage Cocktail Table, (3) Bar Stools,
        (1) Lounge Chair, (1) Sofa Sleeper, (2) Queen Bed Boxes and Mattresses, (2) Queen Sets of Bedding, (1) Vertical Blind, (2) Queen Bedspreads, (5) Table Lamps and (3) 19" TV's. Appliances include:
        (1) cooktop stove, (1) refrigerator/freezer, (1) dishwasher and (1) microwave.

        Type C-1 Unit - (1) Queen Headboard, (2) Nightstands, (1) Dining Table, (2) End Tables, (1) Pillow Storage Cocktail Table, (4) Dining Chairs, (3) Bar Stools, (1) Lounge Chair, (1) Sofa Sleeper, (1) Queen Bed Box and Mattress, (1) Queen Set of Bedding, (2) Drapes,
        (2) Drape Rods, (1) Queen Bedspread, (3) Table Lamps, (2) 19" TV's,
        (1) Deluxe Wall Bed and (1) TV Stand. Appliances include: (1) cooktop stove, (1) refrigerator/freezer, (1) dishwasher and (1) microwave.

        Type C Unit - (1) Queen Headboard, (2) Nightstands, (1) Dining Table, (2) End Tables, (1) Pillow Storage Cocktail Table, (4) Dining Chairs, (3) Bar Stools, (1) Lounge Chair, (1) Sofa Sleeper, (1) Queen Bed Box and Mattress, (1) Queen Set of Bedding, (3) Vertical Blinds, (1) Queen Bedspread, (3) Table Lamps, (2) 19" TV's, (1) Deluxe Wall Bed and (1) TV Stand. Appliances include: (1) cooktop stove, (1) refrigerator/freezer, (1) dishwasher and (1) microwave.


        Type D-1 Unit - (2) Queen Headboard, (3) Nightstands, (1) TV Armoire, (1) Dining Table, (2) End Tables, (1) Pillow Storage Cocktail Table, (6) Dining Chairs, (3) Bar Stools, (3) Lounge Chairs, (1) Sofa Sleeper, (2) Queen Bed Boxes and Mattresses,
        (2) Queen Sets of Bedding, (3) Vertical Blinds, (2) Queen Bedspreads, (3) Table Lamps, (3) 19" TV's and (1) TV Stand. Appliances include: (1) cooktop stove, (1) refrigerator/freezer,
        (1) dishwasher and (1) microwave.

        Type D Unit - (2) Queen Headboards, (3) Nightstands, (1) TV Armoire, (1) Dining Table, (2) End Tables, (1) Pillow Storage Cocktail Table, (6) Dining Chairs, (3) Bar Stools, (3) Lounge Chairs, (1) Sofa Sleeper, (2) Queen Bed Boxes and Mattresses, (2) Queen Sets of Bedding, (3) Vertical Blinds, (2) Queen Bedspreads,
        (3) Table Lamps, (3) 19" TV's and (1) TV Stand.  Appliances include:
        (1) cooktop stove, (1) refrigerator/freezer, (1) dishwasher and (1) microwave.

        Type E Unit - (1) King Headboard, (4) Nightstands, (1) TV Armoire,
        (1) Dining Table, (2) End Tables, (2) Pillow Storage Cocktail Tables, (6) Dining Chairs, (4) Bar Stools, (3) Lounge Chairs, (1) Sofa Sleeper, (1) Queen Bed Box and Mattress, (1) Queen Set of Bedding, (4) Vertical Blinds, (1) Queen Bedspread, (3) Table Lamps,
        (1) Floor Lamp, (3) 19" TV's, (1) TV Stand, (1) Love Seat, (1) Queen Headboard, (1) King Set Bedding, (1) King Bed Box and Mattress, and
        (1) King Bedspread.  Appliances include:  (1) cooktop stove,
        (1) refrigerator/freezer, (1) dishwasher and (1) microwave.

        Type F Unit -  (1) King Headboard, (6) Nightstands, (2) TV Armoire,
        (1) Dining Table, (2) End Tables, (2) Pillow Storage Cocktail Tables, (6) Dining Chairs, (4) Bar Stools, (3) Lounge Chairs, (1) Sofa Sleeper, (2) Queen Bed Boxes and Mattresses, (2) Queen Sets of Bedding, (4) Vertical Blinds (2) Queen Bedspreads, (8) Table Lamps,
        (1) Floor Lamp, (4) 19" TV's, (1) Love Seat, (2) Queen Headboards,
        (1) King Set Bedding, (1) King Bed Box and Mattress, and (1) King Bedspread. Appliances include: (1) cooktop stove,
        (1) refrigerator/freezer, (1) dishwasher and (1) microwave.

        Type G Unit - (2) Queen Headboards, (3) Nightstands, (2) TV Armoires, (1) Dining Table, (1) End Table, (1) Pillow Storage Cocktail Table, (6) Dining Chairs, (6) Bar Stools, (1) Love Seat,
        (1) Sofa Sleeper, (2) Queen Bed Boxes and Mattresses, (2) Queen Sets of Bedding, (4) Vertical Blinds, (2) Queen Bedspreads, (4) Table Lamps, (1) Long Table, (3) 19" TV's, (1) King Headboard, (1) King Set Bedding, (1) King Bed Box and Mattress, and (1) King Bedspread. Appliances include: (1) cooktop stove, (1) refrigerator/freezer,
        (1) dishwasher and (1) microwave.

        Type H Unit - (2) Queen Headboards, (3) Nightstands, (2) TV Armoires, (1) Dining Table, (1) End Table, (1) Pillow Storage Cocktail Table, (6) Dining Chairs, (6) Bar Stools, (1) Love Seat,
        (1) Sofa Sleeper, (2) Queen Bed Boxes and Mattresses, (2) Queen Sets of Bedding, (2) Vertical Blinds, (2) Queen Bedspreads, (4) Table Lamps, (1) Long Table, (3) 19" TV's, (1) King Headboard, (1) King Set Bedding, (1) King Bed Box and Mattress, and (1) King Bedspread. Appliances include: (1) cooktop stove, (1) refrigerator/freezer,
        (1) dishwasher and (1) microwave.

                        ORGANIZATION OF HOTEL-CONDOMINIUM

        The Prospective Purchaser of each Unit will become a member of the Wilderness Hotel Condominium Association, Inc. (the "Association"), a nonprofit corporation to be organized by the Company under the laws of the State of Wisconsin to, among other things, provide for the operation and management of the common elements and common areas of the Units. The Association will enter into a management agreement with the Company and/or its affiliate(s) to operate and manage the common elements and common areas of the Units.

   Declaration, Articles and Bylaws.

        The following is a brief summary of provisions of the Declaration of Condominium Ownership of the Wilderness Hotel Condominium (the "Declaration"), and the Articles of Incorporation and Bylaws of the Wilderness Hotel Condominium Association, Inc. (the "Association"). It does not purport to be a complete statement of the terms and conditions of the Declaration, or the Articles of Incorporation and Bylaws, draft copies of which are filed as Exhibits "10-A," "10-B" and "10-C" to this Prospectus. Additional copies of such documents are available at the Company's principal executive offices of the Company and will be delivered to the Prospective Purchaser upon request and payment of 125% of the Company's cost to produce such documents.

        Board of Directors. The Board of Directors of the Association ("the Board") consists of at least three members of the Association and is charged with the responsibility for administering and supervising the operations of the Association. Normally the members of the Board are elected by the members of the Association on a rotating basis, each for three year terms; however until 10 years from the filing of the Declaration or until 75% of all the Units are sold, whichever occurs sooner, the three directors will be designated by the Company. The Board may adopt rules and regulations governing the operation and use of the common elements of the Units, fix Association fees and impose special assessments and negotiate and enter into agreements on behalf of the Association for the day-to-day operation and maintenance of the common elements and common areas. During the development stage of the Hotel, the Company dominated Association will enter into contracts with the Company, directly or indirectly through affiliates, for management, operation and maintenance of the common elements and common areas (see "Association Management Agreement" attached hereto as Exhibit "10-D"). The Board will monitor the performance of the persons or entities hired to perform any services for the Association. It will also take such actions as may be necessary to ensure that the Association maintains insurance in the manner and the amounts provided in the Declaration.

        The Board will appoint officers, including a president, one or more vice presidents, a secretary, a treasurer and such other officers as they may consider necessary and advisable. The officers will be responsible for carrying out the management of the Association pursuant to the authority and direction of the Board.

        Membership, Voting Rights and Meetings. Ownership of a Unit confers automatic membership in the Association. Membership in the Association continues until ownership of a Unit ceases. (For purposes of this "ORGANIZATION OF HOTEL-CONDOMINIUM" section, Owners of Units shall sometimes be referred to as "Members").

        The Association shall have one basic class of membership. A membership may have individual or organizational members. Each organizational Member will designate from time to time one individual to represent it at meetings and vote on behalf of such Member. The Company, as declarant under the Declaration, shall be a Member of the Association as long as it owns an interest in any Unit.

        The total number of votes of all Members will be 133. Each Member will be allowed to cast one vote for each Unit owned at all meetings of Members. There shall be no cumulative voting. The Association may suspend a Member's voting privileges if during any period the Member fails to comply with all of the provisions of the Declaration, the Articles of Incorporation and Bylaws of the Association and any rules and regulations promulgated by the Board.

        Annual meetings of the Members shall be held at a place and time designated by the Board each year. Special meetings of the Members may be called by the President or the Board, and shall be called by the President at the request of Members entitled to vote one-third (1/3) or more of the total votes of the Members.

        Liability of Members. The draft Organizational Consent of the Board provides that each Member shall be required to pay three months prorated of the Association fees in advance at the time of the final closing of his/her purchase or other acquisition of a Unit, as the case may be. The amount of such advance payment shall be considered a capital contribution to the Association and set aside for extraordinary repairs and capital expenditures. Any unused portion of this advance payment shall be refunded to a Member on the termination of his ownership of his/her unit).

        Each Member will be charged a quarterly fee in advance for his/her pro rata share of all budgeted costs and expenses for maintaining the common elements (as defined in the Declaration). These costs and expenses will be allocated among the Members generally in proportion to their respective interests in the common elements; however, if such percentage allocations would result in unfairness, certain costs and expenses will be allocated among the Members on a more equitable basis as determined by the Board. The Association will also collect from each Member as part of his/her quarterly Association fees sums sufficient to pay the Members share of insurance premiums (see "DESCRIPTION OF HOTEL- CONDOMINIUM - Description of Wilderness Hotel & Resort" page 34).

        Special assessments may also be made by the Association and will be charged to the Members on a pro rata basis. However, except for special assessments required by or levied pursuant to certain terms of the Declaration relating to damage, destruction or condemnation of the Units, if the special assessment is to provide for additional capital expenses and the proposed special assessment exceeds five percent of the full replacement cost of the Units without deduction for depreciation (as determined by the Board pursuant to the terms of the Declaration), then approval of the special assessment by the Members holding at least 51% of the votes will be necessary.

        All quarterly fees and special assessments will be billed by submitting to a Member an itemized statement setting forth in detail the various projected expenses for which the fees and assessments are being charged. Association fees will be due and payable quarterly in advance on the first day of January, April, July and October of each year and special assessments will be due and payable on the date specified in the statement. Unpaid fees and assessments shall bear interest at a rate determined by the Board and shall be secured by a lien on the Unit owned by the defaulting Member which lien may be foreclosed by the Association in accordance with the provisions of the Declaration.

        The Company will be charged fully for all Association fees and assessments chargeable against the constructed (i.e., ready for occupancy) unsold Units whether participating in the Rental Pool or not.

        Damage or Destruction and Repair. In the event of damage to or destruction of the Units or any part thereof repair and reconstruction will be undertaken by the Association as attorney-in-fact for each of the Owners using the proceeds of any applicable insurance. If the insurance proceeds are not sufficient to repair and reconstruct the Units and not more than half of the 133 Units (or half of the Units then constructed) are destroyed or substantially damaged, repair and reconstruction will nonetheless be undertaken using the proceeds of insurance and the proceeds of a special deficiency assessment levied against each of the Owners. If however, more than half of the units in the Hotel Condominium are destroyed or substantially damaged and insurance proceeds are insufficient to repair and reconstruct the Units, Owners representing an aggregate ownership interest of 51% or more of the Units' common elements, with the consent of their first mortgagees, may elect not to repair or rebuild the Units. In such event any insurance proceeds would be collected by the Association and distributed among the Owners and their mortgagees according to the extent of damage and ownership interest as finally determined by the Board of Directors. If more than half of the Units are destroyed or substantially damaged, if insurance proceeds are insufficient to repair and rebuild such damage or destruction and if Owners representing an aggregate ownership interest of 51% or more if the Units' common elements adopt a plan for reconstruction, which plan has the unanimous approval of all first mortgagees and the Company, then all Owners will be bound by the terms of the plan and reconstruction will be undertaken.

   Rules and Regulations.

        The Declaration and Bylaws of the Association provide that the Association may make and enforce rules and regulations governing the use and operation of the Units, limited common elements, the employee units (if any), and the common elements. Copies of the rules and regulations will be delivered to the purchaser not later than five (5) days prior to final closing on a Unit. Any additions or other modifications to the rules and regulations adopted by the Board will be promptly delivered to the Members after adoption.

   Association Management Agreement.

        The Board, on behalf of the Association, will enter into an Association Management Agreement with the Company or its affiliate(s), under which the Company or its affiliate(s) is appointed agent for the Association in the management, operation and maintenance of the common areas and elements of the Units and of the Association's property. Furthermore, the Company is directed under this agreement to perform certain services for the Members that are required of the Association under the Declaration, the Articles of Incorporation and the Bylaws, such as organize the meetings of the Members; collect assessments; prepare expense budgets and quarterly and annual reports; maintain adequate insurance; respond to Member's requests and other reasonable and appropriate services. The Company will be reimbursed for all out-of-pocket expenses incurred in connection therewith. Unless sooner terminated for cause, the term of the Management Agreement continues for a period of twenty (20) years following completion of the Units, and thereafter until terminated by either party upon 90 days prior written notice to the other party.

                                   THE COMPANY

   The Company and Its Affiliates.

        The Company is a Wisconsin corporation, incorporated on July 26, 1996, to engage in the promotion, development and operation of the Units. The Company has many of the same shareholders as the Wilderness Hotel & Resort, Inc. (owner and operator of the present facilities located at the Wilderness Hotel & Resort); Wild Golf, Inc. (the owner and operator of the golf facilities located at the Wilderness Hotel & Resort; and Wilbar, Inc. (the operator of the food and beverage service at the Wilderness Hotel & Resort).

   Directors and Officer.

        The initial directors and executive officers of the Company are:

             Name                Position

        Thomas J. Lucke          Director, President

        Peter Helland, Jr.       Director, Vice President, Secretary,
                                 Treasurer

                   Biography of Initial Officers and Directors

        Tom Lucke's ("Tom") and Peter Helland, Jr.'s ("Pete") family link to the Wisconsin Dells can be traced back to the late 1800's and their present development, the Wilderness Hotel & Resort, is deeply rooted in the evolution of the Wisconsin Dells tourism industry. Their grandfather, Oliver "O.P." Helland, was one of the first local rivermen to organize sightseeing boat tours along the Wisconsin River by founding the Riverview Boat Line in 1921. O.P. Helland help transform the local economy by recognizing its tourism potential and elevating the sleepy town into what is now one of the Mid-West's leading vacation destinations.

        Shortly after its inception, Riverview Boat Line soon expanded its holdings by acquiring land along the river and developing retail shops, a restaurant, a tavern, a gas station and a hotel. Hotel Helland was built across from the busy local train station and served tourists and businessmen alike as they traveled through the area.

        O.P.'s son, Peter Helland, Sr. took over the reins of the company in the 1950's after Peter, Sr. completed a 10 year stint as a Captain in the U.S. Marine Corps. Together with his sister Virginia Helland Lucke, they picked-up where their father left-off, following O.P's legacy of hard work, attention to detail, and concern for the community. Over the course of the next four decades to the present day, the family's holdings have included Pirate's Cove Mini-Golf, Riverview Park & Waterworld, Fort Dells, and a partnership in the Upper & Lower Dells Boat Tours and the Original Wisconsin Ducks. While Peter, Sr. (Pete's father) managed the company's daily operations, Virginia (Tom's mother) operated and oversaw the firm's retail division. Even now in their seventh decade of business, Peter, Sr. and Virginia are still very involved in the everyday operations of the family businesses.

        Growing-up in the local tourist business, both Tom and Pete worked for the family businesses. From scooping ice cream and selling boat tickets to piloting boats and amphibious duck tours, the two learned the value of hard work and customer satisfaction. With this experience in-hand, Tom at age 28 bought his first motel, the Riviera, and subsequently over the next ten years re-defined the hotel industry in the area. Recognizing the popularity indoor and outdoor interactive pool centers have in drawing families to his properties, Tom continued to capitalize on this philosophy by improving his product property by property.

        The Wilderness Hotel & Resort represents Lucke's fifth and most extravagant theme hotel in the Dells area. Tom also created the Polynesian Hotel (a 230-unit tropical theme resort), the Atlantis (79 units), the Caribbean Club (a 68-unit hotel/condominium resort) and Bahama Bay (31 units).

        Tom graduated from the University of Wisconsin-Madison in 1977 with a bachelor's degree in Marketing, Pete graduated from Yale in 1988 as well as attended UW-Madison where he received a Master's degree in Business Administration. Pete is currently the general manager at the Wilderness Resort.


   Management Remuneration and Certain Transactions.

        The officers and directors of the Company will receive compensation for their services in such capacities as deemed fair and equitable by the Board of Directors of the Company.


   Security Ownership of Certain Beneficial Owners and Management.

        None of the Units have been purchased by the officers and directors of the Company and there is no intention by any of them to purchase a Unit in the future. There is not, however, a restriction against any officer and/or director of the Company purchasing or owning a Unit.

                             INCOME TAX INFORMATION

        The income tax consequences of investing in a condominium unit operated as part of a resort hotel are complex and not necessarily the same for all Owners. THEREFORE EACH PROSPECTIVE OWNER SHOULD CONSULT THEIR OWN TAX ADVISER CONCERNING FEDERAL STATE AND LOCAL INCOME AND OTHER TAX LAWS THAT MAY APPLY TO HIS OWNERSHIP OF A UNIT.

        The following discussion contains (1) a description of the opinion of Sweeney & Sweeney, S.C., counsel to the Company, that, subject to the fulfillment of certain factual conditions, the RPA Agreements, in the aggregate, will not create an association taxable as a corporation for federal income tax purposes, and (2) a summary of the federal income tax consequences considered to be of material interest to a typical purchaser of a Unit operated as part of the Units under the RPA Agreement. Other than the opinion described in (1) above, counsel has not rendered any opinion with respect to the tax consequences of owning a Unit under the RPA Agreement, and no legal opinion has been rendered as to the specific application of the provisions summarized below to a particular Owner or to the actual operations under the RPA Agreement.

        Both the opinion and the summary are based on existing law, regulations, interpretive rulings and Judicial decisions as of April 1, 1996. Legislative, regulatory or interpretive changes or future court decisions may significantly affect both the opinion and the summary. Any such changes may or may not be retroactively applied to transactions entered into or completed prior to the change. Moreover, there is substantial uncertainty concerning the tax consequences of owning a Unit under the RPA Agreement, and some of the deductions claimed by an Owner may be challenged by the Internal Revenue Service ("IRS"). Final disallowance of such deductions could adversely affect the economics of owning a Unit.

        Ownership of a Unit is not intended to be a so-called "tax shelter." Accordingly, many of the tax aspects commonly associated with "tax shelters" will not apply to, or will be minor aspects of, this Offering.

   Overview of Income Tax Treatment.

        This section is a brief overview of the expected federal income tax consequences of owning a Unit under the RPA Agreement. This overview is not intended to be a substitute for the more complete discussion that follows.

        1.   Each Owner will acquire four interests:

        (a) the cubical constituting the Unit as defined in the Declaration and its furnishings;

        (b) an undivided interest in the common areas and common elements as described in the Declaration;

        (c) an access and use right, to the recreational facilities and other amenities associated with the Wilderness Hotel & Resort pursuant to established rules and fees if applicable; and

        (d)  participation in the rental pool created for that type of Unit.


        The Units will be owned by each Owner as such Owner's separate property. Participation in the Rental Pool created by the RPA Agreements may be characterized as a partnership interest for federal income tax purposes. It is expected that only an Owner's share of Rental Pool income and expenses will likely be governed by the tax principles applicable to partnerships. (See "The Rental Pooling and Agency Agreement" below). Except for those expenses connected with the Rental Pool, expenses incurred by an Owner (e.g., mortgage interest, property taxes and depreciation) will likely be governed by the tax principles generally applicable to a condominium Owner who rents the condominium Unit.

        2. Deductions for certain expenses incurred by an Owner (referred to in this Prospectus as "Additional Expenses Applicable to the Activity") may be available to an Owner. (e.g. depreciation, real estate taxes, personal property tax and any interest paid on a mortgage) (See "Tax Treatment of Expenses of Unit Ownership" below).

        3. Deductions for certain other expenses incurred by an Owner (referred to in this Prospectus as either "Rental Pool Expenses" and/or "Condominium Association Expenses and sometimes collectively referred to as "Room Operating Expenses" or "Operating Expenses") may, under certain circumstances, be limited to the income realized by the Owner from his/her Unit. (See "Limitations on Deductions Limited by Basis, Personal Use and Passive Activity" page 47).

        4. Except for certain depreciation deductions "recaptured" as ordinary income, the amount of an Owner's net gain, if any, realized on the sale of a Unit will be taxed as long-term capital gain, provided the Unit has been held as an investment for more than one year. (See "Tax Treatment of Expenses of Unit Ownership - Depreciation" and "Sale of a Unit" below).

   Tax Treatment of Owner's Acquisition Costs.

        Allocation. In general, for federal income tax purposes, an Owner will be required to allocate the Unit purchase price and other costs incurred in connection with purchasing a Unit (see "THE OFFERING - Purchase Prices," page 20); among (1) the Unit, (2) its furnishings; and
   (3) rights of access and use of recreational amenities at the Wilderness Hotel & Resort.

        The portion of the acquisition costs allocated to the Unit and its furnishings cannot be deducted and must be capitalized. The cost of a Unit and its furnishings will constitute an Owner's tax basis in such property and will be recoverable either through the annual depreciation allowance (see "Tax Treatment of Expenses of Unit Ownership - Depreciations" below) or as an offset against the selling price in the computation of gain or loss on sale or disposition of such property. (See "Sale of Unit" below.)

        Other Acquisition Costs. Other acquisition costs, in addition to the Unit purchase price, will be incurred by an Owner and are described on page 22 of this Prospectus. The recording fees, transfer fee if paid by Purchaser and cost of title insurance will not be immediately deductible and must be capitalized and added to the Owner's tax basis in the Unit.

        Loan fees and other loan costs will not be immediately deductible and will not be considered part of the cost of the mortgaged property. Such costs must be capitalized and may be deducted by amortizing them over the life of the loan.

   Tax Treatment of Expenses of Unit Ownership.

        In general, the deductible expenses incurred by Owners will fall into three categories:
   (1) Additional Deductions Applicable to the Activity; (2) Condominium Association Expenses; and (3) Rental Pool Expenses.

        1.   Additional Expenses Applicable to the Activity.

        Interest. Interest paid on any indebtedness incurred to purchase or carry a Unit will be deductible by an Owner, subject to Personal Use and Passive Activity.

        Property Taxes. Property taxes will be deductible, subject to Personal Use and Passive Activity Rules, for federal income tax purposes.


        Depreciation.   Because the real estate improvements are for
   transient occupancy, appropriate tax law provides that the cost of improvements to real property, such as the cost of a Unit (less the assigned basis for the land), may be depreciated over a 39-1/2 year recovery period, subject to Personal Use and Passive Activity Rules. The cost of a Unit must be depreciated pursuant to the statutory rate.

        When improvements to real property subject to depreciation are disposed of by sale, foreclosure or otherwise, any gain, up to the amount of all depreciation deductions previously taken will be "recaptured".

        An Owner's furniture will be assigned a statutory recovery period of seven years and may be depreciated over such period pursuant to statutory rates. As an alternative an Owner may elect to use the straight-line method of depreciation over the assigned seven-year recovery period (or other longer recovery periods provided in the statute).

        When furniture subject to depreciation is disposed of by sale, foreclosure of otherwise, any gain, up to the amount of depreciation deductions previously taken, will be "recaptured" and subject to tax as ordinary income rather than capital gain.

        2.   Condominium Association Expenses.

        Maintenance and Repair Expenses. The cost of maintenance and repairs in the Common Areas and Common Elements of the Condominium which neither materially add to the value of property nor appreciably prolong its useful life, will be deductible, subject to the Personal Use and Passive Activity Rules. However, if repairs are in the nature of replacements and arrest the deterioration or appreciably prolong the life of property, they generally must be capitalized and may be recovered through depreciation allowances.

        Insurance Premiums. Deductions, subject to the Personal Use and Passive Activity Rules, are permitted for the cost of insurance against fire, storm, theft, accident and similar losses related to the Common Areas and Common Elements of the Condominium. Premiums which provide insurance coverage for more than one year may have to be amortized over the coverage period.

        Assessments. Assessments or fees paid to the Association during the Owner's taxable year (including reserve amounts) may be immediately deductible by the Owner. In addition, any assessments that are considered a capital contribution are not deductible (see page 51).

        3.    Rental Pool Expenses.

        Maintenance and Repair Expenses. The cost of maintenance and repairs which neither materially add to the value of property nor appreciably prolong its useful life, will be deductible. However, if repairs are in the nature of replacements and arrest the deterioration or appreciably prolong the life of property, they generally must be capitalized and may be recovered through depreciation allowances.

        Insurance Premiums. Deductions are permitted for the cost of insurance against fire, storm, theft, accident and similar losses. Premiums which provide insurance coverage for more than one year may have to be amortized over the coverage period.

        Status. Each Owner who rents their Unit will be required to enter into an RPA Agreement with the Company (see "DESCRIPTION OF THE RENTAL POOL," page 26). It is the opinion of counsel for the Company that the RPA Agreements, in the aggregate, will not create an association taxable as a corporation. Counsel's opinion is subject to the condition that the pooling arrangement will be operated in accordance with the form of RPA Agreement attached as Exhibit 4-A to this Prospectus. Counsel's opinion is based on the present provisions of the Code, Treasury regulations and the present interpretations of those provisions by the IRS (all of which are subject to change at any time with or without retroactive application). There is no assurance that the IRS will agree that the Rental Pool should not be classified as a corporation for tax purposes.
   If the conditions to counsel's opinion are not satisfied, or if there is a change in the applicable statute or regulations (or the interpretation thereof) counsel's opinion that the Rental Pool will not be classified as a corporation may change.

        If the RPA Agreements were to be treated for federal income tax purposes as creating an association taxable as a corporation, net amount of the income and expenses of the Rental Pool would be reflected on a corporate tax return rather than passed through to each Owner. The organization created by the RPA Agreements would be considered a taxable entity responsible for the payment of taxes at corporate rates, and distributions of income to the Owners would under most circumstances be treated as taxable dividend income to them. As a result, an Owner's share of income from the Rental Pool would be subject to "double taxation," once at corporate rates and once as dividend income to the Owner.

        The Company has been advised by its counsel that the RPA Agreements will probably be treated as creating a partnership for federal income tax purposes. Until advised otherwise, the Company intends to treat the RPA Agreements as creating a partnership and will file partnership tax returns with respect to Rental Pool income and expenses. It is expected that only an Owner's share of Rental Pool income and expenses will be governed by partnership tax principles and that all other tax consequences relating to the ownership of a Unit will be governed by the tax principles generally applicable to a condominium owner who is not part of a rental pool.


        4.   Deduction Limited by Basis/Personal Use and Passive Activity
             Rules.

        Personal Use of Interest

        If the Owner makes personal use of his or her Unit, any expenses incurred in connection with the personal use will not be deductible for federal income tax purposes. Further, if the Owner makes personal use of his/her Unit in excess of 14 days per year, then it is possible that no expenses would be deductible except for those deductible as a vacation home.

        Passive Activity Income and Loss

        The Code further limits the deductibility of losses in certain circumstances by providing that passive activity losses incurred by an individual, estate, trust, or personal service corporation or, with modifications, certain closely held corporations may not be used to offset non-passive activity income. In general, passive activity losses can be used only to offset passive activity income, not wages or portfolio income (such as dividends, interest, annuities and royalties). Any passive activity losses in excess of passive activity income in one year may be used to offset passive activity, all suspended losses from such activity are specially allowable by reason of the disposition.

        In general, a passive activity is one which: (1) is a trade or business activity in which the taxpayer does not materially participate; or (2) is a rental activity (this investment is not anticipated to be considered a rental activity due to the nature of the transient hotel rental activity).

        For purposes of the passive loss rules, a taxpayer may have a trade or business activity even if the taxpayer does not meet the general standard under Section 162. Under Section 1.469-1T(e)(2)(ii) of the Regulations, a trade or business activity includes an activity that is engaged in for the production of income. Thus, expenses that are otherwise deductible under Section 212 of the Code may be subject to disallowance under the passive activity loss rules.

        Trade or business activities are treated as passive unless the taxpayer materially participates in the activity. Under Section 469 of the Code, a taxpayer is not treated as materially participating in an activity unless his or her involvement in the operation of the activity is regular, continuous, and substantial. The Regulations interpret this standard by providing that a taxpayer materially participates in an activity if an only if the taxpayer meets any one of seven tests. The first six tests are quantitative, whereas the seventh test involves a consideration of the facts and circumstances of a taxpayer's involvement in an activity.

        Tax counsel believes that it is very unlikely that an Owner will be treated as materially participating under any of these seven tests in any activity associated with a business use of his or her Unit because, under the terms of the RPA Agreement, sole authority for the management and operation of the Units resides in the Company. Therefore, income or loss generated by an Owner's use of his or her Unit will probably be passive income or loss.

        Basis

        In addition to the above limitations imposed upon the deductibility of losses Section 465 of the Code further limits the deductibility of losses by individual taxpayers from a given activity to the amount which the taxpayer is "at risk" in the activity. Losses which cannot be deducted by a taxpayer because of the "at risk" rules may be carried over to subsequent years until such time as they are allowable. In determining the amount of loss, if any, disallowed under Section 465, Sections 183 and 280A are applied prior to the application of Section 465 and Section 469 is applied after any limitation under Section 465 is determined.

        A taxpayer will initially be considered to be "at risk" in an activity to the extent of (1) the amount of money and the adjusted basis of other property contributed to the activity by the taxpayer; (2) amounts borrowed by the taxpayer for use in the activity, except as described below, provided the taxpayer is personally liable for the repayment of such borrowed amounts or has pledged property (other than property used in the activity) as security for the repayment of such borrowed amounts; and
   (3) the taxpayer's share of any "qualified nonrecourse financing" which is secured by real property used in the activity. A taxpayer is not considered to be "at risk" to the extent he or she is protected against loss through nonrecourse financing, guarantees, stop loss agreements, or similar agreements.

        Taxation of Partnerships and Partners. A partnership is not a separate taxable entity for federal income tax purposes. However, a partnership is required to file an informational tax return which reflects the computation of the partnership's income and loss and each partner's share of such income or loss. In computing his income tax lability each partner is required to take into account his share of the partnership's taxable income whether or not it is distributed to him, and may take into account his share of partnership losses, subject to certain limitations on deduction of partnership losses.

        A partner's share of a partnership's taxable income or loss is determined in accordance with the allocations in the partnership agreement (which in the case of Unit Owners would be the RPA Agreements); provided, such allocations have "substantial economic effect" as determined for tax purposes. If the IRS challenges the allocations in the RPA Agreements, such allocations will be determined in accordance with each Owner's "interest" in the partnership created by the RPA Agreements, which is to be determined "by taking into account all of the facts and circumstances." In the event the allocations in the RPA Agreements are set aside, it is expected that any resulting allocations will not be significantly less favorable to the Owners than those in the form of RPA Agreement attached hereto as Exhibit 4-B.

        Each owner's share of the Rental Pool income, gain, loss, deduction, tax credit, or tax preference items for any year will be reflected on the Owner's tax return for his taxable year in which or with which the partnership's taxable year ends. Each Unit Owner's share of such items will be determined in accordance with the allocation of such items share of Rental Pool in the RPA Agreement, if such allocation has "substantial economic effect."

        In general, an Owner's partnership capital account will be increased by his/her share of the net Rental Pool taxable income allocated to him/her and any cash contributions, if any; and will be decreased by his/her share of the net Rental Pool tax losses allocated to him/her. Because a partner's capital account is increased by his share of partnership income, a subsequent cash distribution of such income to him is usually not a taxable event but results in a reduction in his capital account.

        Although a partnership is not subject to federal income tax on its income, it is required to file with the IRS annual information returns reporting its income and expenses and listing the names and addresses of each partner. If the partnership fails to file the return, it is subject to both civil and criminal penalties. The civil penalty is $50 per month per partner for the number of months (up to five months) that the return is delinquent unless the partnership establishes reasonable causes for the failure to file. The amount of the penalty is a partnership liability, and individual partners are liable for the penalty to the extent of their liability for partnership debts in general. The Owners will be, jointly and severally, liable for all partnership debts.

        Rental Pool Income. In general, all of an Owner's share of Net Revenues (See Definitions) as reported on the Owner's K-1 form, will be taxed as ordinary income. Because of payments for debt service, capital acquisitions, or money retained for working capital and because of depreciation the taxable income as reported on the K-1 will not be equal to the amount of cash actually distributed to the owner income. As a result Owners may have to report and pay tax on such income not distributed to them. (See "Tax Treatment of Expenses of Unit Ownership - Condominium Association Expenses and Rental Pool Expenses" above.)

   Tax Treatment Of The Condominium Association.

        The Condominium Association will be charged with operation, management, repair, maintenance and improvement of the common elements of the Units. The Association will contract with the Company to perform its management functions.

        Because the Units will be occupied by transient guests, it is expected that the Units will not be deemed "used as a residence" within the meaning of section 528 of the Code. As a result, although the Association will be formed as a not-for-profit corporation under Wisconsin law, it will be a taxable corporation for federal income tax purposes. Moreover, if the Association deposits any funds in a savings account or invests surplus funds in treasury bills or the like, such interest will also constitute taxable income to the Association.

        In general, when section 528 does not apply, it is the position of the IRS that dues, fees and assessments for operation and maintenance received from Owners and other Association members (sometimes collectively referred to in this "Tax Treatment of the Association" section as "members") will constitute income to the Association. However, the Association should be allowed a deduction for amounts expended for management, operation and maintenance of the common elements, but not for amounts placed in a reserve or expended on capital items.

        If the fees paid by members to the Association are special assessments for future capital improvements or replacements, such special assessments will constitute taxable income to the Association. However, if the members vote in favor of specific special assessments for particular future capital expenditures, such assessments may be considered capital contributions to the Association, rather than taxable income. The special assessments will not be considered a capital contribution unless they are clearly labeled as such, the funds received are physically separated from the other Association funds and such assessments are paid voluntarily. In addition, the Association must pass a resolution requiring that such funds be held for the particular future capital improvement or replacement approved by the members and no other use may be made of such funds. An Owner's share of such special assessments will not be deductible by the Owner (see page 49).

        Section 277 of the Code concerns deduction of expenses incurred by some membership organizations which are not exempt from taxation. It is not entirely clear whether section 277 of the Code will apply to the Association. If it does apply, the Association will be allowed deductions for expenses incurred in maintaining the common elements or the members only to the extent of its income received from the members.

   Sale Of A Unit.

        In general, the amount realized on the sale of a Unit must be allocated among (1) the Unit, (2) its furnishings; and (3) use right and access rights to the recreational facilities and other amenities of the Wilderness Hotel & Resort.

        If the Unit is deemed used in a trade or business and has been held for more than one year, the Unit and its furnishings will be classified for income tax purposes as property described in section 1231 of the Code, except in the case of a dealer of such property. The aggregate net gain or loss recognized on all transactions in any taxable year on the disposition of property described in section 1231 is taxed as long-term capital gain or as ordinary loss, as the case may be. However, this treatment will only apply to the portion of any gain which is not taxed as ordinary income under the depreciation "recapture" provisions described above. (See "Tax Treatment of Expenses of Unit Ownership - Depreciation" above.)

        If an Owner is deemed to hold the Unit and its furnishings for investment purpose, then the Unit and its furnishings will be classified as capital assets and the aggregate net gain or loss recognized on the transaction will be taxed as long-term capital gain or capital loss, as the case may be, if the property has been held for more than one year, and as short-term capital gain or short-term capital loss, as the case may be, if the property has been held for one year or less. This treatment will only apply to the portion of any gain which is not taxed a" ordinary income under the depreciation recapture" described above. (See "Tax Treatment of Annual Expenses of Unit Ownership - Depreciation" above.)

        If an Owner's Unit is foreclosed or if the sale results in net cash proceeds significantly less than the taxable gain from the sale, an Owner's cash proceeds from the sale of the property may not be sufficient to pay his tax liabilities resulting from the transfer.

        The amount realized from the sale or other disposition of property includes any money received, the fair market value of any property received other than money, any liabilities which the purchaser assumes (or takes subject to) encumbering the transferred properties, and the amount of any debt encumbering the transferred properties which is cancelled or forgiven.

        State And Local Taxes. Owners will also be subject to income taxes in Wisconsin where the Unit is located and the Rental Pool activity is conducted.

   PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THESE MATTERS.

                                REPORTS TO OWNERS

        The Company, or any entity performing the Company's duties as agent under the RPA Agreement, will maintain books and records relating to the Rental Pools, and an ownership register at the Wilderness Hotel & Resort or at the Company's corporate headquarters. The Company will adopt, on behalf of the Rental Pools, a calendar year for accounting and reporting purposes and will cause the books and records to be kept in accordance with accounting principles customary to the hotel industry, and will furnish to each Owner promptly after the end of each calendar year a financial statement (which report will have been reviewed by a certified public accountant chosen by the Company). The annual financial statement will include a statement showing financial position, results of operations and cash flows for this fiscal year. In addition, the Company will provide a statement of account showing the amounts allocated to or against the Owner's Individual Rental Pool Account during the year. The Company will also furnish each Owner a copy of the Owner's K-1 covering the Owner's share of the Rental Pool income and expenses. The Company will also deliver to any Owner upon written demand, a rental operations budget prepared annually by the Company, and will permit each Owner reasonable access to the books and records relating to the Rental Pool.

        Each Owner will also receive annually financial statements from the Association, showing financial position, results of operations and cash flows for this fiscal year of the Association. An Owner may also obtain from the Association a statement of the Owner's account setting forth the amount of any unpaid fees and assessments or other charges due and owing from the Owner, by providing the Association's board of directors and managing agent 10 days' notice and upon payment of a reasonable fee not to exceed $25. The Association will adopt a calendar year for accounting purposes, will maintain its books and records at the Hotel, and will permit each Owner, mortgagee, beneficiary of a deed of trust reasonable access to the books and records.

                              PLAN OF DISTRIBUTION

        Initially the Company intends that the Units being registered will be offered to the public by the shareholders, directors, employees and/or officers of the Company without any compensation. If this selling arrangement proves unsuccessful, the Company, at a later date, may employ real estate brokers with appropriate security licenses. At such time the Company will file an appropriate amendment to the Registration Statement of which this Prospectus is a part, identifying the plan of distribution and selling arrangements made with such other broker-dealers.

                    SUMMARY OF PROMOTIONAL AND SALES MATERIAL

        Together with this Prospectus, the Company intends to furnish prospective Purchasers with preliminary floor plans of the Units and with
   a sales brochure highlighting certain features of the Units.   This
   brochure will include pictures of the Wilderness Hotel & Resort, a simulated picture of Phases I and II as located within the Wilderness Hotel & Resort and selected drawings of the Units and other amenities.
   The Company will also furnish prospective purchasers with various Wilderness Hotel & Resort promotional materials, including but not limited to the Wilderness Promotional Brochure. All of these sales materials have been filed as Exhibits to the Registration Statement to which this Prospectus is a part.

        At this time the Company does not intend to hold sales meetings or seminars to promote sales of the Units, and it has no current plans to use media advertising in connection with this Offering.

                                LEGAL PROCEEDINGS

        There are no pending legal proceedings to which the Company is a party or to which the Hotel project or underlying property is subject.

                                     EXPERTS

   Accountants

        The balance sheet the Company as of September 1, 1996 included in this Prospectus has been audited by Clifton Gunderson L.L.C., certified public accountants, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm, as experts in accounting and auditing, in giving said reports.


   Legal Counsel

        Sweeney & Sweeney, S.C., 440 Science Drive, 4th Floor, Madison, Wisconsin 53711, are acting as counsel to the Company with respect to this Offering, and the statement that the RPA Agreements, in the aggregate, will not be taxable as a corporation for federal income tax purposes are included herein on the authority of such firm as experts.

                        WILDERNESS DEVELOPMENT CORPORATION
                        (A Development Stage Corporation)

                           Wisconsin Dells, Wisconsin

                               FINANCIAL STATEMENT

                                February 28, 1997

                                TABLE OF CONTENTS

                                                               PAGE

   INDEPENDENT AUDITOR'S REPORT  . . . . . . . . . . . . . . .  1

   FINANCIAL STATEMENT

     Balance Sheet . . . . . . . . . . . . . . . . . . . . . .  2
     Summary of Significant Accounting Policies  . . . . . . .  3
     Notes to Financial Statement  . . . . . . . . . . . . . .  4

   Clifton Gunderson L.L.C.
   Certified Public Accounting & Consultants


                          Independent Auditor's Report

   The Stockholders
   Wilderness Development Corporation
      (A Development Stage Corporation)
   Wisconsin Dells, Wisconsin

   We have audited the accompanying balance sheet of Wilderness Development Corporation, as of February 28, 1997. This financial statement is the responsibility of the corporation's management. Our responsibility is to express an opinion on this financial statement based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Wilderness Development Corporation as of February 28, 1997, in conformity with generally accepted accounting principles.

   CLIFTON GUNDERSON L.L.C.


   Madison, Wisconsin
   March 11, 1997

                    WILDERNESS DEVELOPMENT CORPORATION
                     (A Development Stage Corporation)
                               BALANCE SHEET
                             February 28, 1997


                    ASSETS


    Cash                                                         $874

    Development costs in process - design and
     feasibility                                              108,826

    Development costs in process -
     offering costs                                           116,450
    Organization costs, less accumulated
     amorization of $333                                        3,667
                                                             --------
    TOTAL ASSETS                                             $229,817
                                                             ========


     LIABILITIES AND STOCKHOLDERS' EQUITY



    LIABILITIES
        Notes payable                                        $212,744

        Accounts payable                                       30,357

        Accrued interest                                        8,037
                                                             --------

               Total liabilities                              251,138
                                                             --------

    STOCKHOLDERS' EQUITY
        Common stock, 9,000 shares of $.10 par value
         authorized; 562.50 shares issued and
         outstanding                                               56

        Additional paid-in capital                                507

        Deficit accumulated during the
         development stage                                    (21,884)
                                                             --------

               Total stockholders' equity                     (21,321)
                                                             --------
    TOTAL LIABILITIES AND STOCKHOLDERS'
     EQUITY                                                  $229,817
                                                             ========


     These financial statements should be read only in connection with the summary of significant accounting policies and notes to financial statement.

                       WILDERNESS DEVELOPMENT CORPORATION
                        (A Development Stage Corporation)
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                February 28, 1997


   Wilderness Development Corporation (A Wisconsin Corporation), was formed in July, 1996. The corporation is developing condominiums in Wisconsin Dells, WI. Significant accounting policies followed by the corporation are presented below:

   USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the
   financial statements.   Actual amounts could differ from those estimates.

   ORGANIZATION COSTS

   Costs incurred in organizing the corporation are amortized over five years.

   INCOME TAXES

   The corporation has elected S corporation status under the provisions of the tax code for both federal and state income taxation. As a result, the taxable income and income tax credits are passed through to its stockholders.


       This information is an integral part of the accompanying financial statement.

                       WILDERNESS DEVELOPMENT CORPORATION
                        (A Development Stage Corporation)
                          NOTES TO FINANCIAL STATEMENT
                                February 28, 1997


   NOTE 1 - DEVELOPMENT STAGE OPERATIONS

   The corporation was formed July 25, 1996. Operations since that time have consisted primarily of preparing documents for a security offering, obtaining financing, land surveying, and architectural designing.

   NOTE 2 - NOTE PAYABLE

   The note is payable September 15, 1997 and bears interest at 9.75%. The maximum credit available is $400,000. The note is secured by real estate of a related entity.


       This information is an integral part of the accompanying financial statement.

                         WILDERNESS HOTEL & RESORT, INC.

                           Wisconsin Dells, Wisconsin

                              FINANCIAL STATEMENTS

                                December 31, 1996

                           TABLE OF CONTENTS

                                                               PAGE

   ACCOUNTANT'S REPORT . . . . . . . . . . . . . . . . . . . .  1

   FINANCIAL STATEMENTS (Unaudited)

     Balance Sheet . . . . . . . . . . . . . . . . . . . . . .  2
     Statement of Income . . . . . . . . . . . . . . . . . . .  3
     Statement of Stockholders' Equity . . . . . . . . . . . .  4
     Statement of Cash Flows . . . . . . . . . . . . . . . . .  5
     Summary of Significant Accounting Policies  . . . . . . .  7
     Notes to Financial Statements . . . . . . . . . . . . . .  9

   SUPPLEMENTAL INFORMATION (Unaudited)  . . . . . . . . . . . 13
     Direct Costs  . . . . . . . . . . . . . . . . . . . . . . 14
     Operating Expenses  . . . . . . . . . . . . . . . . . . . 15

   Clifton Gunderson L.L.C.
   Certified Public Accountants & Consultants


                               Accountant's Report

   The Stockholders and
     Board of Directors
   Wilderness Hotel & Resort, Inc.
   Wisconsin Dells, Wisconsin

   We have compiled the accompanying unaudited balance sheet of Wilderness Hotel & Resort, Inc., as of December 31, 1996, and the related statements of income, stockholders' equity, and cash flow for the year then ended in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

   A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

   The supplemental information accompanying the financial statements is presented only for additional analysis purposes. We have not audited or reviewed the accompanying supplemental information and, accordingly, do not express an opinion or any other form of assurance on such information.


   CLIFTON GUNDERSON L.L.C.

   Madison, Wisconsin
   April 22, 1997

              WILDERNESS HOTEL & RESORT, INC.
                       BALANCE SHEET

                     December 31, 1996

                        (Unaudited)

                           ASSETS




    CURRENT ASSETS
        Cash                                                $143,906
        Accounts receivable                                    7,296
        Prepaid expenses                                      23,835
        Inventory                                             20,539
                                                           ---------
              Total current assets                           195,576
                                                           ---------
    PROPERTY AND EQUIPMENT

        Land                                                   9,380
        Land improvements                                    440,336
        Buildings                                          5,521,229
        Equipment and furnishings                          1,139,368
        Vehicles                                              25,894
        Construction in process                               39,200
                                                           ---------
              Total, at cost                               7,175,407


        Less accumulated depreciation                       (657,658)
                                                           ---------
              Net property and equipment                   6,517,749
                                                           ---------

    OTHER ASSETS
        Due from related parties                           2,079,950

        Loan costs, less amortization of $26,801              41,453

        Goodwill, less accumulated amortization of
           $13,333                                            86,667
        Organization costs, less accumulated
           amortization of $4,368                              6,552
                                                           ---------
              Total other assets                           2,214,622


    TOTAL ASSETS                                          $8,927,947
                                                           =========

            LIABILITIES AND STOCKHOLDERS' EQUITY


    CURRENT LIABILITIES

         Current portion of long-term debt                $6,166,944
         Accounts payable                                     44,013
         Due to related party                                 60,000
         Room deposits                                       113,875
         Special assessments                                   6,454
         Accrued expenses                                          0
           Wages and related taxes                            14,573
           Sales and room taxes                               21,847
           Property taxes                                    105,227
           Interest                                          189,132
                                                           ---------
             Total current liabilities                     6,722,065

    LONG-TERM DEBT less
         current maturities                                  936,473
                                                           ---------
             Total liabilities                             7,658,538
                                                           ---------
    STOCKHOLDERS' EQUITY

         Common stock, 9,000 shares of $.10 par value
             authorized; 1,076.93 shares issued and
             outstanding                                         108
         Less notes receivable for the purchase of
             common stock                                 (2,038,840)
         Additional paid-in capital                        3,549,892
         Retained earnings (deficit)                        (241,751)
                                                           ---------
             Total stockholders' equity                    1,269,409
                                                           ---------

    TOTAL LIABILITIES AND
         STOCKHOLDERS' EQUITY                             $8,927,947
                                                           =========


    These financial statements should be read only in connection with the accompanying accountant's report, summary of significant accounting policies, and notes to financial statements.

                     WILDERNESS HOTEL & RESORT, INC.
                           STATEMENT OF INCOME
                      Year Ended December 31, 1996
                               (Unaudited)

    REVENUE

        Room                                             $2,657,592
        Telephone                                            16,362
        Gift shop sales                                     117,705
        Retreat sales                                        73,709
        Pool bar sales                                       93,454
        Vending sales                                        41,127
        Miscellaneous                                        11,173
                                                          ---------
                Total revenue                             3,011,122

    DIRECT COSTS                                          1,075,050
                                                          ---------
                Gross profit                              1,936,072

    OPERATING EXPENSES                                    1,348,093
                                                          ---------
                Income from operations                      587,979

    OTHER INCOME (EXPENSE)

        Interest income                                      91,514
        Interest expense                                   (672,445)
        Other income                                          3,300
        Gain on sale of property and equipment               20,538
                                                          ---------
    NET INCOME                                              $30,886
                                                          =========


      These financial statements should be read only in connection with the accompanying accountant's report, summary of
         significant accounting policies, and notes to financial
                               statements.

                                                  WILDERNESS HOTEL & RESORT, INC.
                                                 STATEMENT OF STOCKHOLDERS' EQUITY
                                                    Year Ended December 31, 1996
                                                            (Unaudited)
                                                              Notes Receivable
                                         Number                    for the                           Retained
                                           of        Common      Purchase of        Paid-In          Earnings
                                        Shares        Stock     Common Stock        Capital          (Deficit)        Total

    BALANCE, JANUARY 1, 1996             1,000.00       $100      ($2,202,020)      $3,399,900          $67,363     $1,265,343

        Sale of common stock                76.93          8                0          149,992                0        150,000

        Reduction in subscription
         note receivable                        0          0          163,180                0                0        163,180

        Net income                              0          0                0                0           30,886         30,886

        Dividends                               0          0                0                0         (340,000)      (340,000)
                                        ---------     ------      -----------       ----------        ---------     ----------

    BALANCE, DECEMBER 31, 1996           1,076.93       $108      ($2,038,840)      $3,549,892        ($241,751)    $1,269,409
                                        =========     ======      ===========       ==========        =========     ==========

    These financial statements should be read only in connection with the accompanying accountant's report, summary of significant accounting policies, and notes to financial statements.

                WILDERNESS HOTEL & RESORT, INC.
                    STATEMENT OF CASH FLOWS

                 Year Ended December 31, 1996


                          (Unaudited)



    CASH FLOWS FROM OPERATING ACTIVITIES

        Cash received from customers                          $3,080,195
        Cash paid to suppliers and employees                  (1,795,920)
        Interest paid                                           (483,314)
        Interest received                                         91,514
                                                                --------
              Net cash provided by operating activities          892,475
                                                               ---------

    CASH FLOWS FROM INVESTING ACTIVITIES

        Acquisition of property and equipment                 (2,812,562)
                                                               ---------
              Net cash used in investing activities           (2,812,562)
                                                               ---------

    CASH FLOWS FROM FINANCING ACTIVITIES
        Loan proceeds                                          2,685,000
        Loan costs                                               (32,493)
        Dividends paid                                          (340,000)
        Debt repayments                                         (636,317)
        Proceeds of related party receivables                    210,500
        Proceeds from sale of common stock                       150,000
                                                               ---------
              Net cash provided by financing activities        2,036,690
                                                               ---------
    NET INCREASE IN CASH                                         116,603

    CASH, BEGINNING OF YEAR                                       27,303
                                                                --------
    CASH, END OF YEAR                                           $143,906
                                                                ========

    NONCASH INVESTING AND FINANCING ACTIVITIES
        The corporation transferred $2,338,062 in assets and $316,600 in liabilities to a related corporation in exchange for a note receivable of $2,042,000.

        The corporation combined $4,015,000 of an existing mortgage into the new $6.3 million mortgage.

        Payments of $163,180 on the stock subscription receivable were applied as direct reductions to the note payable to Dellview Resorts, Inc.


                          (Continued)

                     WILDERNESS HOTEL & RESORT, INC.
                         STATEMENT OF CASH FLOWS

                       Year Ended December 31, 1996

                                 (Unaudited)


       RECONCILIATION OF NET INCOME TO NET CASH
       PROVIDED BY OPERATING ACTIVITIES

       Net income                                                $30,886

       Adjustment to reconcile net income to
                   net cash provided by operating activities:
                   Depreciation                                  456,151
               Amortization                                       29,791
               Gain on sale of property                          (20,538)
               Net operating changes in:
                      Accounts receivable                         (4,122)
                      Prepaid expenses                            (9,825)
                      Accounts payable                            50,133
                      Accrued expenses                           297,430
                      Inventory                                   (6,049)
                      Room deposits held                          69,895
                      Special assessments                         (1,277)


       NET CASH PROVIDED BY OPERATING
       ACTIVITES                                                $892,475
                                                                ========


       These financial statements should be read only in connection with the accompanying accountant's report, summary of significant accounting policies, and notes to financial statements.

                         WILDERNESS HOTEL & RESORT, INC.
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                                December 31, 1996

                                   (Unaudited)


   Wilderness Hotel & Resort, Inc. (a Wisconsin Corporation), was formed in November, 1994. The corporation owns and manages a hotel operation in Wisconsin Dells. Since the whole operation is one property, this represents a concentration of risk. Significant accounting policies followed by the corporation are presented below:

   USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   ALLOWANCE FOR DOUBTFUL ACCOUNTS

   The corporation considers accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required.

   INVENTORY

   Inventory consists of resale items available for purchase by guests. The inventory is reported at cost using the first in-first out method.

   PROPERTY, DEPRECIATION, MAINTENANCE AND REPAIRS

   Property and equipment are carried at cost. Depreciation is calculated based on the estimated useful lives of the various assets in amounts sufficient to relate the costs to the accounting periods benefited. The property and equipment items are depreciated using accelerated methods.

   Major additions, improvements and interest during construction periods are charged to the property accounts while maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. When property is retired or otherwise disposed, the asset and related accumulated depreciation is removed from the accounts. Any recognized gain or loss is included in income.

   LOAN COSTS

   Costs incurred in obtaining financing are amortized over the term of the loan.

   GOODWILL

   Goodwill, representing the excess of the cost over the fair market value of the Dellview property at the date of acquisition, is amortized over a period of 15 years.

   INCORPORATION COSTS

   The corporation incurred legal and accounting fees in its organization and formation. These costs are amortized over a period of five years.

   INCOME TAXES

   The corporation has elected S corporation status under the provisions of the tax code for both federal and state income taxation. As a result, the taxable income and income tax credits are passed through to its stockholders.


               This information should be read only in connection
                   with the accompanying accountant's report.

                         WILDERNESS HOTEL & RESORT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 1996

                                   (Unaudited)



   NOTE 1 - PROPERTY AND EQUIPMENT

   The estimated lives of property and equipment used for calculating depreciation are as follows:

                                                                Life in Years

   Buildings                                                           39
   Equipment and furnishings                                          5-7
   Land improvements                                                   15

   NOTE 2 - LONG-TERM DEBT

   Mortgage note payable to Bank of Wisconsin Dells with the
   interest rate locked for two years at 9.75%.  Thereafter,
   the rate is locked for one year periods at 112.5 basis
   points over New York prime.  The payment terms are as
   follows:  a total annual payment of $823,280 consisting
   of $225,000 and $275,000 of interest only due July 15 and
   August 15, respectively and a principal and interest
   payment of $323,280 due September 15.  The loan is
   renewable on an annual basis.  The mortgage is secured by
   all corporate property and equipment, assignment of lease
   proceeds and rents, personal guaranty of the
   stockholders, irrevocable unlimited guaranty from a
   related entity, and a life insurance policy on a major
   stockholder.  The corporation is in violation of loan
   covenants at December 31, 1996.
                                                                   $6,100,000

   Variable rate (10% at December 31, 1996) note payable
   to Atlantis Hotel, Inc. (a related party), principal
   is payable in $30,000 annual installments from 1997 to
   1999, with any unpaid balance due September 10, 2000.
   Interest payments are due quarterly.   The note is
   secured by all corporate property and equipment.
                                                                      270,000

   9.5.% note payable to GMAC, principal and interest are
   payable monthly.  The note is secured by a corporate
   vehicle.                                                            14,577

   6% promissory notes payable to Dellview Resorts, Inc.
   due December 31, 2004, secured by the personal guaranty
   of the stockholders.                                               688,840


   9.625%, $520,000 note payable to Bank of Wisconsin Dells, principal of $52,000 and interest is payable annually on September 10, with any unpaid balance due September 10, 2001. The note is secured by corporate real estate. As of December 31, 1996, no money has been drawn on the note.

   Unsecured promissory note payable to stockholder.               $   30,000
                                                                    ---------

   Total notes payable                                              7,103,417
   Less:  Current maturities                                        6,166,944
                                                                    ---------
   Long-term debt                                                  $  936,473
                                                                    =========


   The following is a schedule by years of principal payments required under the existing long-term debt.

   Years ending December 31, 1997                     $   6,166,944
                 1998                                        37,633
                 1999                                        30,000
                 2000                                       180,000
                 2001                                             -
                 After                                      688,840
                                                         ----------
   Long-term debt                                     $   7,103,417
                                                         ==========


   The corporation's mortgage note with the Bank of Wisconsin Dells contains various restrictive covenants including provision for insurance coverage, indebtedness, capital investment, owner draws, and debt coverage.


   NOTE 3 - RELATED PARTY TRANSACTIONS

   Land Lease

   The corporation leases land from a major stockholder. The lease requires semi-annual payments of $39,000 due on June 30 and November 30. The lease has an initial 9 year term expiring on November 30, 2003 with ten 9 year renewal options.

   Office Management and Consulting Services

   The corporation pays Lucke Management, Inc. a fee for office and administrative services. A stockholder of the corporation is the sole owner of Lucke Management, Inc. The amount paid in 1996 for these services was $33,000.

   Due to Related Party

   The corporation also entered into an agreement with Lucke Management, Inc. to manage the operation for a one time fee of $100,000. The amount paid in 1996 for these services was $40,000, with an additional amount due of $60,000.

   Notes Payable

   The corporation owes $30,000 to a major shareholder at December 31, 1996. The corporation owes $270,000 to Atlantis Hotel, Inc. (controlled by a major shareholder) as of December 31, 1996.

   Due from Related Parties

   The amounts due the corporation from related parties at December 31, 1996 are as follows:

   Wilbar, Inc.                                                 $     202,050
   Wild Golf, Inc.                                                  1,876,900
   Wilderness Development Corporation                                     437
   Shareholders                                                           563
                                                                    ---------

                                                                $   2,079,950
                                                                    =========


   NOTE 4 - NOTES RECEIVABLE FOR THE PURCHASE OF COMMON STOCK

   There are two notes receivable with the following terms:

   A note receivable for the purchase of common stock bears
   interest at 6%, is collateralized by 440 shares of the
   corporation's common stock, and is due November 30, 1999.    $   1,350,000

   A note receivable for the purchase of common stock bears
   interest at 6%, collateralized by 225 shares of the
   corporation's common stock, with 10% principal payments
   annually and any unpaid balance due December 31, 2004.             688,840
                                                                    ---------
                                                                $   2,038,840
                                                                    =========

   NOTE 5 - CAPITALIZED INTEREST

   The total interest cost for 1996 is $708,328, of which $35,883 has been capitalized as part of building costs. It represents the amount of interest paid during the construction of an addition to the hotel.



               This information should be read only in connection
                   with the accompanying accountant's report.

                           SUPPLEMENTAL INFORMATION



             WILDERNESS HOTEL & RESORT, INC.
                      DIRECT COSTS

              Year Ended December 31, 1996


                       (Unaudited)



    Cost of resale items                                    $142,022
    Laundry service                                           43,585
    Housekeeping supplies                                     26,932
    Telephone                                                 36,230
    Licenses and permits                                       1,500
    Vending costs                                              1,745
    Video/TV expense                                           2,460
    Salaries/wages                                           542,766
    Payroll taxes                                             65,026
    Uniforms                                                   4,094
    Advertising                                              130,650
    Postage                                                   11,676
    Charge card discounts                                     66,364
                                                           ---------
                                                          $1,075,050
                                                           =========



               This information should be read only in connection
                   with the accompanying accountant's report.

              WILDERNESS HOTEL & RESORT, INC.

                    OPERATING EXPENSES
               Year Ended December 31, 1996

                        (Unaudited)


    Salaries                                                $37,420
    Payroll taxes                                             3,233
    Office expense                                           27,032
    Office management                                        33,000
    Land rent                                                78,000
    Insurance                                                50,609
    Professional fees                                        17,073
    Entertainment                                             7,231
    Bank service charges                                         39
    Utilities                                               132,824
    Property taxes                                          148,477
    Repairs and maintenance                                  66,574
    Travel                                                   10,701
    Vehicle expense                                           3,431
    Supplies                                                133,004
    Amortization                                             29,791
    Depreciation                                            456,151
    Wisconsin surcharge                                         466
    Garbage removal                                           5,471
    Consulting fees                                         100,000
    Lease payments                                            7,480
    Penalties                                                    86
                                                          ---------
                                                         $1,348,093
                                                          =========


    This information should be read only in connection with the accompanying accountant's report.





                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 21.  Marketing Arrangements.

        No arrangement is known to the Registrant or to any person named in answer to Items 2 or 19(a) to have been made for any of the following purposes:

        (a) To limit or restrict the sale of other securities of the same class as those to be offered for the period of distribution.

        (b) To stabilize the market for any of the securities to be offered.

        (c) For withholding commissions, or otherwise to hold each underwriter or dealer responsible for the distribution of his participation.

   Item 22.  Other Estimated Expenses of Issuance and Distribution.

        Estimated expenses in connection with the Offering are as follows:

   Registration Fee - Securities and

      Exchange Commission  . . . . . . . . . . . . . . . . . . . . $ 6,547.47
   Cost of Printing  . . . . . . . . . . . . . . . . . . . . . . .  10,000.00
   Legal Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . 150,000.00
   Accounting Fees . . . . . . . . . . . . . . . . . . . . . . . .  25,000.00
   Blue Sky Fees . . . . . . . . . . . . . . . . . . . . . . . . . . 5,000.00
   Miscellaneous Expenses  . . . . . . . . . . . . . . . . . . . . . 2,000.00

        TOTAL                                                     $198,547.47

   Item 23. Relationship with Registrant of Experts Named in Registration Statement.

        No expert named in the Registration Statement as having prepared or certified any part thereof was employed for such purpose on a contingent basis or at the time of such preparation or certification or at any time thereafter had a substantial interest in the Registrant or any of its affiliates or subsidiaries or was connected with the Registrant or any of its affiliates or subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee.

   Item 24.  Sales to Special Parties.

        No sales of securities being registered hereunder have been made to any person by Registrant at a price varying from that at which securities of the same class, i.e., the within described hotel-condominium units coupled with rental pooling agreements, are to be offered to the public pursuant to this registration. No securities are being offered hereunder on behalf of anyone other than the Registrant.

   Item 25.  Recent Sales of Unregistered Securities.

        Registrant has not made any sales of unregistered securities during the past three years except the sale of the capital stock in the initial organization of Registrant, which sale was exempt from registration under both Section 4(2) and Section 3(a)(11) of the Securities Act of 1933, as amended.

   Item 26.  Subsidiaries of Registrant.

        Registrant has no subsidiary.

   Item 27.  Franchises and Concessions.

        Registrant has no franchise or concession.

   Item 28.  Indemnification of Directors and Officers.

        Provisions regarding indemnification of officers and directors of registrant contained in Article IX of the Company's Bylaws (Exhibit 3-B to this Registration Statement) are incorporated herein by this reference.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to the Company's directors, officers and controlling persons pursuant to the indemnification provisions incorporated by the above reference or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification may be against public policy as expressed in the Act and may, therefore, be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate Jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   Item 29.  Treatment of Proceeds from Stock Being Registered.

        Not applicable.

   Item 30.  Financial Statements and Exhibits.

        (a)  Financial Statements:

             (1)  Included in Prospectus:

                  (i)  Wilderness Development Corporation:

                       Report of Independent Public Accountants;
                       Balance Sheet as of December 31, 1996; and
                       Notes to Balance Sheet

                  (ii) Wilderness Hotel & Resort, Inc. (due to using
                       existing hotel numbers as a basis for future projections in this offering):

                       Report of Independent Public Accountants;
                       Balance Sheet as of December 31, 1996; and
                       Notes to Balance Sheet

             (2)  Not included in the Prospectus or Registration Statement:

                  In accordance with the provisions of Regulation S-X for Form S-1, the schedules for Form S-1 are omitted as being inapplicable, not required or because the information is included in the balance sheet or notes thereto.

        (b)  Exhibits:

             1    None.
             2    None.
             3-A  Articles of Incorporation of Wilderness Development
                  Corporation.*
             3-B  Bylaws of Wilderness Development Corporation.*
             3-C  Organizational Consent of Directors and 1996
                  Consent of Directors.*
             4-A  A copy of the form of Wilderness Hotel Condominium
                  Construction and Sales Agreement.*
             4-B A copy of the form of Rental Pooling and Agency Agreement.* 4-C Preliminary Price List.*
             5    None.
             6    None.
             7    None.
             8    Form of Opinion and consent of Sweeney & Sweeney, S.C. as
                  to United States income tax matters.*
             9    None.
             10-A Draft Condominium Declaration for Wilderness Hotel
                  Condominium Association, Inc.*
             10-B Draft Articles of Incorporation of Wilderness Hotel
                  Condominium Association, Inc.*
             10-C Draft Bylaws of Wilderness Hotel Condominium Association,
                  Inc.*
             10-D Draft Management and Use Agreement between the Association and Wilderness Hotel & Resort, Inc.*
             10-E Use and Access Agreement between Unit Owners, Registrant,
                  Wilderness Hotel & Resort, Inc., Wild Golf, Inc. an Tom
                  and Terri Lucke*
             11   None.
             12   None.
             13   None.
             14   None.
             15   None.
             16   None.
             17   Unit Descriptions*
             18   Economic Models and Information*
    _________________________
             *  - Previously filed with Amendment No. 1.



                                  UNDERTAKINGS

        Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

        Registrant will amend this Registration Statement within nine months of its effective date to the extent necessary so that the information contained in the Prospectus shall be as of a date not more than 16 months prior to its use.

        Registrant will de-register all unsold Units, if any, if and when they terminate this Offering before all such Units are sold.

        Registrant undertakes (a) to file any Prospectuses required by
   Section 10(a)(3) as post-effective amendments to tho Registration Statement, (b) to file amendments when prices are changed or other material developments occur, (c) that for the purpose of determining any liability under the Act each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time may be deemed to be the initial bona fide Offering thereof, (d) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, (e) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering and (f) to furnish the Division of Corporation Finance a letter informing said Division when all the securities registered have been sold.

        If after filing this Registration Statement Registrant applies for a ruling from the Internal Revenue Service as to the tax aspects of this Offering, Registrant undertakes to promptly notify each Owner, in writing, of the receipt of the ruling or of an adverse ruling or refusal to rule by the Internal Revenue Service, and undertakes to file with the Commission a Form 8-K describing such event.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, at the City of Madison, State of Wisconsin on the 5th day of May, 1997.

                            WILDERNESS DEVELOPMENT CORPORATION


                            By: /s/ Thomas J. Lucke, President
                                Thomas J. Lucke, President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

   Signatures

   /s/ Thomas J. Lucke                President and           May 5, 1997
   Thomas J. Lucke                    Director


   /s/ S. Peter Helland, Jr.          Secretary/Treasurer     May 5, 1997
   S. Peter Helland, Jr.              and Director


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS that the undersigned officers and directors of Wilderness Development Corporation (the "Corporation"), hereby constitutes and appoints Thomas J. Lucke as his true and lawful attorney and agent for him in his name, place and stead, in any capacity, with respect to the execution, delivery and filing of a registration statement with the Securities and Exchange Commission on Form S-1 registering 133 hotel-condominium units in the Wilderness Resort Hotel, together with 133 rental pooling and agency agreements, to be sold by the Corporation, and any amendment or amendments to the registration statement (including post-effective amendments) and any and all instruments necessary to or in connection therewith, to attest the seal of the Corporation thereon, and to file the same with the Securities and Exchange Commission, such attorney and agent to have power and authority to do and perform in the name and on behalf of the undersigned every act whatsoever necessary or as fully and to all intents and purposes as the undersigned might or could do in person, and the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        EXECUTED this 5th day of May, 1997.



                                 /s/ Thomas J. Lucke
                                 Thomas J. Lucke


                                 /s/ S. Peter Helland, Jr.
                                 S. Peter Helland, Jr.




   STATE OF WISCONSIN )
                      )ss.
   COUNTY OF DANE     )

             Personally came before me this 5th day of May, 1997, the above-named Thomas J. Lucke and S. Peter Helland, Jr., to me known to be the persons who executed the foregoing instrument and acknowledge the same.

   * Cindy L. Wendorf
   Notary, State of Wisconsin

                       WILDERNESS DEVELOPMENT CORPORATION

                             Secretary's Certificate

             The undersigned certifies that he is the secretary of Wilderness Development Corporation, a Wisconsin corporation, (the "Corporation") and that as such he is authorized to execute this certificate on behalf of the Corporation, and further certifies that the following resolution was adopted by Consent of Directors executed as of May 5, 1997:


             RESOLVED that each officer and director who may be required to execute the registration statement [for the sale of 133 hotel-condominium units in the Wilderness Resort, together with 133 mandatory rental pooling and agency agreements] or any amendment thereto (whether on behalf of the Corporation or as officer or director thereof or by attesting the seal of the Corporation or otherwise) is authorized to execute a power of attorney appointing Thomas J. Lucke as true and lawful attorney and agent to execute in his name, place and stead, in any capacity, such registration statement and any and all instruments necessary to or in connection therewith, to attest the seal of the Corporation thereon, and to file the same with the securities and Exchange Commission, such attorney and agent to have power to act and perform in the name and on behalf of each of said officers and directors, or both, as the case may be, every act whatsoever necessary or advisable to be done as fully and to all intents and purposes as any such officer,or director might or could do in person.

             IN WITNESS WHEREOF, the undersigned has executed this certificate this 5th day of May, 1997.


                            /s/ S. Peter Helland, Jr.
                            S. Peter Helland, Jr.
                            Secretary

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT


   As independent public accountants, we hereby consent to the use of our report and to all references to our Firm included in or made a part of this Registration Statement.

                                      CLIFTON GUNDERSON L.L.C.


   Madison, Wisconsin
   May 5, 1997


                            ________________________


                        CONSENT OF COUNSEL TO THE COMPANY

             The consent of Sweeney & Sweeney, S.C. to all references made to them in the Prospectus included as a part of the Registration Statement of Wilderness Development Corporation, and all amendments thereto, is included in their opinion filed as Exhibit 8 to the Registration Statement.




             (The balance of this page is intentionally left blank)

                          133 HOTEL-CONDOMINIUM UNITS

                                       IN

                            WILDERNESS RESORT HOTEL

                                 TOGETHER WITH

                     133 OPTIONAL EXCLUSIVE RENTAL POOLING

                              AND AGENCY AGREEMENTS

                                   EXHIBITS

                                   filed with

                             REGISTRATION STATEMENT

                                       on

                                   FORM S-1


                                 VOLUME I OF III

                                INDEX TO EXHIBITS

                                       TO

                             REGISTRATION STATEMENT

                      OF WILDERNESS DEVELOPMENT CORPORATION

                                                               Page Number In
                                                                 Sequentially
                                                                     Numbered
   Exhibit Title                                                     Document

   The Security

   *4-A Draft Wilderness Hotel Condominium Construction and
        Sales Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .

   *4-B Rental Pooling and Agency Agreement . . . . . . . . . . . . . . . . .

   *4-C Preliminary Price List  . . . . . . . . . . . . . . . . . . . . . . .

   The Condominium Documents

   *10-A Draft Condominium Declaration for Wilderness
        Hotel Condominium Association, Inc.  . . . . . . . . . . . . . . . .

   *10-B Draft Articles of Incorporation of Wilderness
        Hotel Condominium Association, Inc.  . . . . . . . . . . . . . . . .

   *10-C Draft Bylaws of Wilderness Hotel Condominium
        Association, Inc.  . . . . . . . . . . . . . . . . . . . . . . . . .

   The Registrant

   *3-A Articles of Incorporation of Wilderness
        Development Corporation  . . . . . . . . . . . . . . . . . . . . . .

   *3-B Bylaws of Wilderness Development Corporation  . . . . . . . . . . . .

   *3-C Organizational Consent of Directors and
        August 1, 1996 Consent of Directors  . . . . . . . . . . . . . . . .

   Material Contracts and Agreements

   *10-D Draft Management and Use Agreement between
        the Association and
        Wilderness Hotel & Resort, Inc.  . . . . . . . . . . . . . . . . . .

   *10-E Use and Access Agreement between Owners,
        Registrant, Wilderness Resort & Hotel, Inc.,
        Wild Golf, Inc. and Tom and Terri Lucke .  . . . . . . . . . . . . .

   Opinions

   *8 Tax Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

   Sales Materials

   *17 Unit Description . . . . . . . . . . . . . . . . . . . . . . . . . . .

   *18 Economic Model and Information . . . . . . . . . . . . . . . . . . . .
___________________________
   * - Previously filed with Amendment No. 1